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                      RESTATED AGREEMENT AND PLAN OF MERGER

                                  By and Among

                          SARATOGA BEVERAGE GROUP, INC.

                                  ROWALE CORP.

                                       and

                          THE FRESH JUICE COMPANY, INC.

                          Dated as of October 13, 1998

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                      RESTATED AGREEMENT AND PLAN OF MERGER

                  RESTATED AGREEMENT AND PLAN OF MERGER dated as of October 13, 1998, by and among Saratoga Beverage Group, Inc., a Delaware corporation ("Parent"), Rowale Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Sub"), and The Fresh Juice Company, Inc., a Delaware corporation (the "Company").

                  WHEREAS, Parent, Sub and the Company previously entered into an agreement and plan of merger, dated as of August 14, 1998 (the "First Agreement"); and

                  WHEREAS, the Board of Directors of Parent and the Company have determined to amend the terms of the First Agreement; and

                  WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the "Merger"); and

                  WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and covenants in connection with the Merger.

                  NOW, THEREFORE, in consideration of the mutual covenants; representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.01 THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law ("DGCL"), at the Effective Time (as hereinafter defined), Sub shall merge with and into the Company. The Company shall become the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be The Fresh Juice Company, Inc. Upon consummation of the Merger, the separate corporate existence of Sub shall terminate.

         1.02 PLAN OF MERGER. This Agreement shall constitute an agreement of merger for purposes of the DGCL.






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         1.03 EFFECTIVE TIME. As promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, the Company and Sub shall duly execute and file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Delaware Secretary") in accordance with Section 251 of the DGCL. The Merger shall become effective on the date (the "Effective Date") and at such time (the "Effective Time") as the Certificate of Merger is filed with the Delaware Secretary or at such later date and time as is specified in the Certificate of Merger.

         1.04 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided herein and as set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all the property, rights, privileges, powers and franchises of Sub shall vest in the Surviving Corporation, (ii) all debts, liabilities, obligations, restrictions, disabilities and duties of Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and (iii) the Surviving Corporation shall become a wholly owned subsidiary of Parent.

         1.05     CONVERSION OF COMPANY COMMON STOCK.

                  (a) At the Effective Time, each share of the common stock, par value $.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock held in the Company's treasury or directly or indirectly by Parent, Sub or the Company, and (ii) Dissenting Shares (as such term is defined in Section 1.06 hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into the right to receive and be exchangeable for $2.244 per share in cash (the "Cash Per Share Price") and 0.33 shares of Class A Common Stock, par value $.01 per share (the "Parent Common Stock"), of Parent (the "Stock Per Share Price" and, together with the Cash Per Share Price, the "Per Share Price"). By way of example, a holder of 1,000 shares of Company Common Stock will receive $2,244.00 in cash and 330 shares of Parent Common Stock.

                  (b) Each share of Company Common Stock converted into the Per Share Price pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a "Certificate," and collectively, the "Certificates") previously representing any such shares of Company Common Stock shall thereafter represent the right to receive (i) cash equal to the Cash Per Share Price multiplied by the number of shares of Company Common Stock represented by such Certificate and (ii) shares of Parent Common Stock equal to the Stock Per Share Price multiplied by the number of shares of Company Common Stock represented by such Certificate (in the aggregate, the "Merger Consideration") or the right to perfect their right to receive payment for their shares pursuant to the DGCL and Section 1.06 hereof. Certificates previously representing shares of Company Common Stock shall be exchanged for the Merger Consideration upon the surrender of such Certificates in accordance with Section 2.02 hereof, without any interest



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         thereon, subject to applicable law and the provisions of this Agreement relating to Dissenting Shares (as hereinafter defined).

                  (c) If, between the date of this Agreement and the date of payment of any portion of the Merger Consideration payable hereunder, the outstanding shares of Parent Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization or exchange of shares or if a stock split, combination, stock dividend, stock rights or extraordinary dividend thereon shall be declared with a record date within said period, the Stock Per Share Price shall be correspondingly adjusted. No fractional shares of Parent Common Stock will be issued and, in lieu thereof, any stockholder entitled to receive a fractional share of Parent Common Stock shall be paid in cash an amount equal to the value of such fractional shares, which shall be calculated as the fraction of the share of Parent Common Stock that would otherwise be issued multiplied by $3.35.

                  (d) The Company (i) will grant no additional options or restricted stock or similar rights under its 1996 Incentive Stock Option Plan (the "Option Plan") or otherwise on or after the date of this Agreement and (ii) has suspended, pending the termination of this Agreement without the Merger being consummated, the Option Plan without prejudice to the rights of the holder of options awarded pursuant thereto. The Company will use reasonable diligence and timely efforts to obtain the consent of each holder of an option or restricted stock right (whether or not then exercisable or vested) to the cancellation or conversion into shares of Company Common Stock of his, her or its options or warrants in exchange for, at the Effective Time, a number of shares of Parent Common Stock equal to (A) the Stock Per Share Price
         (B) multiplied by the difference between $3.35 and the exercise price thereof, (C) divided by $1.106, and (D) multiplied by the number of shares of Company Common Stock subject thereto. By way of example, a holder of options to purchase 1,000 shares of Company Common Stock at an exercise price of $3.00 will receive 104 shares of Parent Common Stock.

                  (e) Each share of Company Common Stock held in the treasury of the Company, and each share of Company Common Stock owned directly or indirectly by Parent, Sub or the Company, shall be canceled and retired without payment of any consideration therefor. Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

         1.06     RIGHTS WITH RESPECT TO DISSENTING SHARES.

                  (a) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders who have properly exercised and perfected their rights of appraisal within the meaning of Section



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         262 of the DGCL (the "Dissenting Shares"), shall not be converted into the right to receive the Per Share Price, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their right of appraisal and payment under applicable law. If any such stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of Company Common Stock held by such stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for the Per Share Price, at the Effective Time, pursuant to Section 1.05(a) hereof.

                  (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served in connection with such demands pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of Parent, (x) make any payment with respect to any demands for appraisal, (y) offer to settle or settle any such demands or (z) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL.

         1.07 CERTIFICATE OF INCORPORATION. Unless otherwise agreed to by the parties prior to the Effective Time, at and after the Effective Time, the Certificate of Incorporation of Sub shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by law and the Certificate of Incorporation.

         1.08 BYLAWS. Unless otherwise agreed to by the parties prior to the Effective Time, at and after the Effective Time, the Bylaws of Sub shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

         1.09 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. As of the Effective Time, the board of directors of the Surviving Corporation shall consist of one (1) member whom shall be designated by Parent in writing prior to the Effective Time. The director so designated shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until his or her respective successors are duly elected or appointed and qualified. The board of directors of the Surviving Corporation shall elect the officers of the Surviving Corporation.

         1.10 BOARD OF DIRECTORS OF PARENT. As of the Effective Time, the board of directors of Parent shall be the Board of Directors in office prior to the Effective Time, plus one (1) designee of the Company. The directors in office shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Parent until his or her respective successor(s) is (are) duly elected or appointed and qualified. The designee of the Company to the Board of Directors of Parent shall not serve after the 1999 Annual Meeting of Stockholders of Parent unless such designee is nominated



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by the Nominating Committee of the Board of Directors of Parent. The board of directors of the Parent shall elect the officers of the Parent.

         1.11 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of the Company acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Company and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

         1.12 COMPANY ACTION. The Company represents and warrants that (i) the Board of Directors of the Company has duly approved the execution of this Agreement, and the Merger, and has resolved to recommend approval of the Merger by the Company's stockholders, (ii) the persons or entities listed on Exhibit A-1 attached hereto own an aggregate of 2,688,889 issued and outstanding shares of Company Common Stock and (iii) each such person or entity listed on Exhibit A has executed and delivered a Voting, Standstill and Proxy Agreement, in substantially the form annexed hereto as Exhibit B (the "Voting Agreement").

         1.13 PARENT ACTION. Parent represents and warrants that (i) each of the Board of Directors of Parent and Sub has duly approved the execution of this Agreement, and the Merger, and has resolved to recommend approval of the Merger by Parent's stockholders, (ii) the persons listed on Exhibit A-2 attached hereto own an aggregate of 371,325 issued and outstanding shares of Parent Common Stock and 522,955 issued and outstanding shares of Parent Class B Common Stock (as hereinafter defined) and (iii) each such person listed on Exhibit A-2 has executed and delivered the Voting Agreement, in substantially the form annexed hereto as Exhibit B.

         1.14 BOGEN AGREEMENT AND SMITH AGREEMENT. Steven Bogen, Parent and the Company shall have entered into an Employment Termination, Non-Competition and Consulting Agreement, in substantially the form annexed hereto as Exhibit C (the "Bogen Agreement"). Steven Smith, Parent and the Company shall have entered into an Employment Termination and Non-Competition Agreement, in substantially the form annexed hereto as Exhibit D (the "Smith Agreement").

         1.15 FINANCING; EQUITY FINANCING. Parent has delivered to the Company a commitment letter or letters (the "Commitment Letter(s)"), in form and on terms reasonably satisfactory to the Company, from a responsible financing source or sources, indicating its or their willingness, subject to the conditions set forth therein, to lend (the "Financing") Parent an amount sufficient, together with Parent's cash and cash equivalents, to fund the Cash Per Share Price plus expenses related to the



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transactions contemplated hereby. In addition, Parent intends to issue such number of shares of its common stock to investors, which may include one or more non-officer directors or other affiliates of the Company, as is necessary to consummate the Financing.

                                   ARTICLE II

                         PAYMENT OF MERGER CONSIDERATION

         2.01 PARENT TO MAKE CASH AVAILABLE. On or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company or such other bank or trust company selected by Parent and reasonably acceptable to the Company (the "Exchange Agent"), in trust for the benefit of the holders of Certificates, for exchange in accordance with this
Article II, sufficient cash to pay in full the cash payments (such cash being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section
1.05 and paid pursuant to Section 2.02(a) in exchange for outstanding shares of Company Common Stock.

         2.02     EXCHANGE OF SHARES.

                  (a) As soon as practicable after the Effective Time, and in no event later than three (3) business days thereafter, the Exchange Agent shall (and Parent shall cause the Exchange Agent to so) mail to each holder of record of a Certificate or Certificates a form letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for (i) cash equal to the Cash Per Share Price multiplied by the number of shares of Company Common Stock represented by such Certificate or Certificates and (ii) shares of Parent Common Stock equal to the Stock Per Share Price multiplied by the number of shares of Company Common Stock represented by such Certificate or Certificates, plus in each case cash in lieu of fractional shares of Parent Common Stock, valued in accordance with Section 1.05(c) hereof. Such letter of transmittal and instructions shall be in the form agreed to by Parent and the Company prior to the Closing. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificates shall be entitled to receive in exchange therefor a check representing the amount of cash which such holder has the right to receive in respect of the Certificate so surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash paid for the Company Common Stock, unpaid dividends and distributions, if any, payable to holders of Certificates. Notwithstanding the time of surrender of the Certificates, record holders ("Record Holders") of Company Common Stock shall be deemed stockholders of Parent for all purposes from the Effective Time, except that Parent shall withhold the payment of dividends from any Record Holder until such Record Holder effects the exchange of Certificates for Parent Common Stock. (Such Record Holder shall receive such withheld dividends, without interest, upon effecting the share exchange.)



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                  (b) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time.

                  (c) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for six (6) months after the Effective Time shall be transferred to the Surviving Corporation. Any stockholders of the Company who have not theretofore complied with this
         Article II shall thereafter look only to Parent and the Surviving Corporation for payment of their Merger Consideration, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, the Company, Parent, Sub, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

         2.03 LISTING OF SHARES. Parent shall cause the Parent Common Stock to be issued in connection with the Merger to be listed on Nasdaq SmallCap Market or any other national securities exchange or quotation system, if any, upon which the Parent Common Stock is trading or is being quoted at the Effective Time.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Parent and Sub as follows, subject only to the exceptions specifically disclosed under appropriate section headings in the Company's schedules:

         3.01     CORPORATE ORGANIZATION.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where



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         the failure to be so licensed or qualified would not have a Material
         Adverse Effect (as defined below) on the Company. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, any change or effect that is or is reasonably expected to be materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole. As used in this Agreement, the word "Subsidiary" means any corporation, partnership or other organization, whether incorporated or unincorporated, which is or was consolidated with such party or with which such party is or was consolidated for financial reporting purposes. The Certificate of Incorporation and Bylaws of the Company, copies of which have previously been delivered to Parent, are true and complete copies of such documents as in effect as of the date of this Agreement.

                  (b) Except as set forth on Schedule 3.01, the Company has no direct or indirect Subsidiaries. Except as set forth on Schedule 3.01, the Company does not own, control or hold with the power to vote, directly or indirectly of record, beneficially or otherwise, any capital stock or any equity or ownership interest in any corporation, partnership, associate, joint venture or other entity, except for less than five percent (5%) of any equity security registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  (c) The minute books of each of the Company and its Subsidiaries contains true, accurate and complete records of all meetings and other corporate actions held or taken by its stockholders and board of directors (including committees thereof).

         3.02     CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 7,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). As of the date of this Agreement, there are (x) 6,467,731 shares of Company Common Stock issued and outstanding and (y) such shares of Company Common Stock issuable upon exercise of outstanding options or warrants as set forth in Schedule 3.02 annexed hereto. No Company Preferred Stock has ever been issued. Except as set forth on Schedule 3.02, all of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. The authorized and issued and outstanding capital stock of each Subsidiary of the Company is set forth on Schedule 3.02. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company, have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights with no personal liability attaching to the ownership thereof. Except as set forth in
         Schedule 3.02 hereto, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any



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         shares of Company Common Stock or any other equity security of the
         Company or any of its Subsidiaries other than as provided for in this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

                  (b) Except as contemplated herein or disclosed on Schedule
         3.02 hereto, there are no agreements or understandings, with respect to the voting of any shares of Company Common Stock or capital stock of any Subsidiary of the Company or which restrict the transfer of such shares, to which the Company or any of its Subsidiaries is a party and, to the knowledge of the Company, there are no such agreements or understandings to which the Company or any of its Subsidiaries is not a party with respect to the voting of any such shares or which restrict the transfer of such shares, other than applicable federal and state securities laws.

                  (c) All dividends on Company Common Stock which have been declared prior to the date of this Agreement have been paid in full.

         3.03     AUTHORITY; NO VIOLATION.

                  (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of the Company. Subject to the requirements of applicable law, the Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for approval at a meeting of such stockholders (the "Company Stockholder Meeting") and has voted to recommend to its stockholders that its stockholders approve and adopt this Agreement and the transactions contemplated thereby and, except for the adoption of this Agreement by the requisite vote of the Company's stockholders and the filing of the Certificate of Merger, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by Parent and Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                  (b) Except as set forth in Schedule 3.03 hereto, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of the Company,
         (ii) assuming that the consents and approvals referred to in Section
         3.04 hereof are duly obtained, (x) violate any statute, code,



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         ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or any event, which, with notice or lapse of time, or both would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, beaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on the Company.

         3.04 CONSENTS AND APPROVALS. Except for (a) the filing with the Securities and Exchange Commission (the "SEC") of a Registration Statement on Form S-4 registering the issuance of the shares of Parent Common Stock to be issued in connection with the Merger and containing a joint proxy statement in definitive form relating to the Company Stockholder Meeting and the Parent Stockholder Meeting (as hereinafter defined) and the transactions contemplated hereby (the "Registration Statement") and the declaration of the effectiveness thereof by the SEC, (b) the approval of this Agreement by the requisite vote of the stockholders of the Company and Parent, respectively, (c) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL to effect the Merger and (d) such filings, authorizations, consents or approvals as may be set forth in Schedule 3.04 hereto, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby.

         3.05     FINANCIAL STATEMENTS.

                  (a) The Company has previously delivered to Parent copies of the audited consolidated balance sheets of the Company as of November 30, 1995, November 30, 1996 and November 30, 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1996 through 1997, inclusive, included in the Company's Annual Report on Form 10-KSB for the fiscal year ended November 30, 1997 filed with the SEC under the Exchange Act. The Company has also previously delivered to Parent copies of the unaudited consolidated balance sheets of the Company as of May 31, 1998, and the related unaudited consolidated statements of income and cash flows for the six months ended May 31, 1998, included in the Company's Quarterly Report on Form 10-QSB for the quarter ended May 31, 1998 filed with the SEC under the Exchange Act. The audited consolidated financial statements and unaudited consolidated interim financial



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         statements of the Company and its Subsidiaries included or incorporated by reference in the Company SEC Reports (as hereinafter defined) filed on or after November 30, 1995 have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-QSB), complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated income and retained earnings and sources and applications of funds for the periods then ended (subject, in the case of any unaudited interim financial statements, to the absence of footnotes required by GAAP and normal year-end adjustments).

                  (b) Except as set forth on Schedule 3.05(b) hereto for liabilities incurred since May 31, 1998 in the ordinary course of business consistent with past practice and as otherwise set forth on
         Schedule 3.05(b) hereto, the Company does not have any liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise) which are not adequately reserved or reflected on the balance sheet of the Company included in its Quarterly Report on Form 10-QSB for the quarter ended May 31, 1998, except for liabilities or obligations which in the aggregate do not exceed $100,000, and there do not exist any circumstances that could reasonably be expected to result in such liabilities or obligations.

         3.06 FAIRNESS OPINION. The Company has received the opinion of Ladenburg Thalmann & Company to the effect that, as of the date of such opinion, the Per Share Price is fair to the Company's stockholders from a financial point of view, and such opinion has not been amended or rescinded as of the date of this Agreement.

         3.07 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Schedule 3.07 hereto, since May 31, 1998, there has not been any Material Adverse Effect on the Company (including without limitation any loss of employees or customers that has had a Material Adverse Effect, or that is reasonably likely to have a Material Adverse Effect, on the Company) and, to the best knowledge of the Company, no fact or condition exists which will cause such a Material Adverse Effect on the Company in the future.

         3.08 LEGAL PROCEEDINGS. Except as set forth in Schedule 3.08 hereto, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the best knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or affecting the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries, before any court, arbitrator or administrative, Governmental Entity, domestic or foreign, which would, either individually or in the aggregate, have a Material Adverse Effect on the Company, and no facts or circumstances have come to the Company's attention which have caused it to believe that such a claim, action, proceeding or investigation against or affecting the Company or any of its Subsidiaries could reasonably be expected to occur. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any of its Subsidiaries is subject to any order, writ, judgment, injunction, decree, determination or award which restricts its ability to conduct business in any area in which it presently does business or has or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

         3.09     TAXES AND TAX RETURNS.

                  (a) For purposes of this Agreement, the terms "Tax" and "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any authority, whether federal, state, or local or domestic or foreign. The term "Tax Return" shall mean any report, return, form, declaration or other document or information required to be supplied to any authority in connection with Taxes. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (b) Each of the Company and its Subsidiaries (the "Taxpayers") has filed all Tax Returns that were required to be filed. All such Tax Returns were when filed, and continue to be, correct and complete in all material respects. All Taxes owed by the Taxpayers (whether or not shown on any Tax Return) have been timely paid. Except as set forth on
         Schedule 3.09(b) annexed hereto, none of the Taxpayers currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Taxpayers does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens with respect to Taxes on any of the assets or property of any of the Taxpayers, except for liens with respect to Taxes not yet payable.

                  (c) Each of the Taxpayers has withheld or collected and paid all Taxes required to have been withheld or collected and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, an other third party, or otherwise.

                  (d) There is no dispute or claim concerning any Tax Liability of any of the Taxpayers either (A) claimed or raised by any authority in writing or (B) as to which any of the Taxpayers or the directors and officers (and employees responsible for Tax matters) of any of the Taxpayers has knowledge. There are no proceedings with respect to Taxes pending, except as set forth on Schedule 3.09(d) annexed hereto.

                  (e) Schedule 3.09(e) annexed hereto sets forth an accurate, correct and complete list of all federal, state, local, and foreign Tax Returns filed with respect to the Taxpayers for taxable periods ended on or after November 30, 1991, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to the Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by or on behalf of any of the Taxpayers since December 1, 1991. To the knowledge of the Taxpayers and their directors and officers (and employees responsible for Tax matters), no other audit or investigation with respect to Taxes is pending or has been threatened.

                  (f) None of the Taxpayers have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (g) None of the assets of any of the Taxpayers are assets that Sub or the Parent is or shall be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code.

                  (h) None of the Taxpayers has agreed to make, nor is it required to make, any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

                  (i) None of the Taxpayers is a party to any contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, or the payment of any consideration which would not be deductible by reason of Section 162(m) of the Code.

                  (j) None of the Taxpayers has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

                  (k) None of the Taxpayers is a party to any agreement, whether written or unwritten, providing for the payment of Tax liabilities, payment for Tax losses, entitlements to refunds or similar Tax matters.

                  (l) No ruling with respect to Taxes relating to any of the Taxpayers has been requested by or on behalf of the Taxpayers.

                  (m) None of the Taxpayers (A) has never been a member of an affiliated group (within the meaning of Section 1504 of the Code, or any similar group as defined for state, local or foreign tax purposes) filing a consolidated federal (or combined or unitary state, local or foreign) income Tax Return or (B) has any liability for the taxes of any Person (other than the Taxpayers) under Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

                  (n) The unpaid Taxes of the Taxpayers (A) did not, as of the most recent fiscal quarter end, exceed the reserves for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on their respective books at such time and (B) do not exceed that reserve as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of the Taxpayers in filing their Tax Returns.

                  (o) Schedule 3.09 sets forth the following information with respect to each of the Company and its Subsidiaries as of the most recent practicable date (as well as on an estimated pro forma basis as of the Effective Date giving effect to the consummation of the transactions contemplated hereby): (A) the basis of each of the Company and its Subsidiaries in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to each of the Company and its Subsidiaries.

                  (p) None of the Company or its Subsidiaries has filed an election, consent or agreement under Section 341(f) of the Code.

                  (q) For purposes of this Section 3.09, references to the Taxpayers shall also refer to any predecessor companies.

         3.10     EMPLOYEE BENEFIT PLANS.

                  (a) Schedule 3.10 hereto sets forth a true and complete list of all Plans maintained or contributed to by the Company or any of its Subsidiaries during the five (5) years preceding this Agreement. The term "Plans" for purposes of this Article III means all employee benefit plans, arrangements or agreements that are maintained or contributed to, or that were maintained or contributed to at any time during the five (5) years preceding the date of this Agreement, by the Company or any of its Subsidiaries, or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                  (b) The Company has heretofore delivered to Parent true and complete copies of each of the Plans and all related documents, including but not limited to (i) all required Forms 5500 and all related schedules for such Plans (if applicable) for each of the last two (2) years, (ii) the actuarial report for such Plan (if applicable) for each of the last two (2) years, and (iii) the most recent determination letter from the IRS (if applicable) for such plan.

                  (c) (i) Except as may be provided in Schedule 3.10 hereto, each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within meaning of Section 401(a) of the Code has been maintained so as to qualify from the effective date of such Plan to the Effective Time, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA) under such Plan, based upon the actuarial assumptions currently used by the Plan for IRS funding purposes did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, and there has been no "accumulated funding deficiency" (whether or not waived),
         (iv) no Plan provides benefits, including without limitation death, medical or other benefits (whether or not insured), with respect to current or former employees of the Company, any of its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (u) coverage mandated by applicable law, (v) life insurance death benefits payable in the event of the death of a covered employee, (w) disability benefits payable to disabled former employees,
         (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of the Company, any of its Subsidiaries or any ERISA Affiliate or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) with respect to each Plan subject to Title IV of ERISA no liability under Title IV of ERISA has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, no condition exists that presents a material risk to the Company, any of its Subsidiaries or any ERISA Affiliate of incurring a material liability to or on account of such Plan, and there has been no "reportable event" (within the meaning of Section 1013 of ERISA and the regulations thereunder), (vi) none of the Company, any of its Subsidiaries or any ERISA Affiliate has ever maintained or contributed to a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by the Company or any of its Subsidiaries as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) none of the Company, any of its Subsidiaries or any ERISA Affiliate has engaged in a transaction in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate has any material liability for either a civil penalty assessed pursuant to
         Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) consummation of the transactions contemplated hereby will not cause any amounts payable under any of the Plans to fail to be deductible for federal income tax purposes under Sections 280G or 162(m) of the Code, and (x) there are no pending or, to the best knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

                  (d) With respect to any Plan that is a welfare plan (within the meaning of Section 3(1) of ERISA (i) no such Plan is funded through a "welfare benefit fund," as such term is defined in Section 419(a) of the Code, and (ii) each such Plan complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA and any applicable state continuation coverage requirements ("COBRA").

                  (e) Except as prohibited by law (including Section 411(d)(6) of the Code), each Plan may be amended, terminated, modified or otherwise revised by the Company, any of its Subsidiaries or its ERISA Affiliates as of the Effective Time to eliminate, without material effect, any and all future benefit accruals under any Plan (except claims incurred under any welfare plan).

                  (f) Except as set forth on Schedule 3.10, since May 31, 1998, neither the Company nor any of its Subsidiaries has entered into, adopted or amended in any respect any collective bargaining agreement or adopted or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, insurance or other similar plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding).

         3.11 SEC REPORTS. The Company has previously delivered to Parent an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement of the Company filed since January 1, 1993 with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (collectively, the "Company SEC Reports"), and (b) communication mailed by or on behalf of the Company to its stockholders since January 1, 1993. The Company has timely filed (either by the required filing date or pursuant to Rule 12b-25 promulgated under the Exchange
Act) all Company SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act and, as of their respective dates, all Company SEC Reports complied with all of the rules and regulations of the SEC with respect thereto. As of their respective dates, no such Company SEC Reports or communications contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company has made available to Parent true and complete copies of all amendments and modifications to all agreements, documents and other instruments which previously had been filed with the SEC by the Company and which are currently in effect.

         3.12     COMPANY INFORMATION.

The information supplied by the Company relating to the Company and its Subsidiaries contained in the Registration Statement to be sent to the stockholders of the Company in connection with the Company Stockholder Meeting, or in any other document filed with any other regulatory agency in connection herewith, will not contain, on the date of mailing of the Registration Statement and on the date of the Company Stockholder Meeting, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting which shall have become false or misleading. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and the rules and regulations of the SEC with respect thereto.

Nothing in this Section 3.12 relates to any information concerning Parent or Sub or their businesses, contracts, litigation, stockholders, directors or officers.

         3.13 COMPLIANCE WITH APPLICABLE LAW; CERTAIN AGREEMENTS. Except as set forth in Schedule 3.13 hereto, each of the Company and its Subsidiaries holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to all, and has complied with and is not in conflict with, or in default or violation of any (a) statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree, published policies and guidelines of any Governmental Entity, applicable to the Company or Subsidiary or by which any property or asset of the Company or Subsidiary is bound or affected or (b) any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or Subsidiary is a party or by which the Company or Subsidiary or any property or asset of the Company or Subsidiary is bound or affected, except for any such non-compliance, conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect; and the Company neither knows of, nor has received notice of, any material violations of any the above. In addition to the foregoing, the Company has in place, and is in compliance with, plans regarding Hazard Analysis Critical Control Points for each facility of the Company.

         3.14     CERTAIN CONTRACTS.

                  (a) Except as set forth in Schedule 3.14 hereto, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any director, officer or employee, or with respect to the employment of any consultant which cannot be terminated with a payment of less than $25,000, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-B of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports, (iv) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on ninety (90) days or less notice and involves the payment of more than $25,000 per annum, (v) which restricts the conduct of any line of business by the Company or any of its Subsidiaries, (vi) with or to a labor union or guild (including any collective bargaining agreement), or (vii) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The Company has previously delivered to Parent true and complete copies of all employment, consulting and deferred compensation agreements which are in writing and to which the Company is a party. Each contract, arrangement, commitment or understanding of the type described in this section is referred to herein as a "Company Contract".

                  (b) Except as set forth in Schedule 3.14(b) hereto, (i) each Company Contract is legal, valid and binding upon the Company or a Subsidiary of the Company, as the case may be, assuming due authorization of the other party or parties thereto, and in full force and effect, (ii) the Company or Subsidiary, as the case may be, has in all material respects performed all obligations required to be performed by it to date under each such Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or Subsidiary, as the case may be, under any such Company Contract.

                  (c) Neither the Company nor its Subsidiaries has made any express warranty to any person or entity with respect to any product it manufactures or sells or has manufactured or sold or has made or agreed to make any indemnification payment, or replacement with respect to any product warranty claim, except for (i) the warranties and/or agreement(s) to indemnify or replace product of which true and correct copies have been delivered to Parent, (ii) the warranties applicable under the Uniform Commercial Code as in effect from time to time in the jurisdictions in which its products are sold and (iii) any other warranties under other state or federal laws.

         3.15 AGREEMENTS WITH REGULATORY AGENCIES. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding, commitment letter or similar undertaking (each a "Regulatory Agreement") with any Regulatory Agency or other Governmental Entity that restricts the conduct of its business in any material respect, nor has the Company or any of its Subsidiaries been notified by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

         3.16     ENVIRONMENTAL MATTERS.

                  (a) The Company and its Subsidiaries are, and have been, in material compliance with all applicable environmental laws and with all rules, regulations, standards and requirements of the United States Environmental Protection Agency (the "EPA") and of state and local agencies with jurisdiction over pollution or protection of the environment.

                  (b) There is no suit, claim, action or proceeding pending or, to the best knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company or any of its Subsidiaries have been or, with respect to threatened proceedings, may be named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment (as hereinafter defined) of any Hazardous Materials (as hereinafter defined) or Oil (as hereinafter defined) whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries.

                  (c) Neither the Company nor any of its Subsidiaries has received any notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) of this Section 3.16 could reasonably be based. No facts or circumstances have come to the Company's attention which have caused either to believe that a material suit, claim, action or proceeding as described in subsection (b) of this Section 3.16 could reasonably be expected to occur.

                  (d) Except as set forth in the Environmental Site Assessment Reports described in Schedule 3.16(d) hereto, during the period of the ownership or operation by the Company or any of its Subsidiaries of any of their respective current properties, there has been no release or presence in the Environment of Hazardous Material or Oil in, on, under or affecting such property. To the best knowledge of the Company, prior to the period of the ownership or operation by the Company or any of its Subsidiaries of any of their respective current properties or any previously owned or operated properties, there was no release or presence in the Environment of Hazardous Material or Oil in, on, under or affecting any such property.

                  (e) The following definitions apply for purposes of this
         Agreement: (i) "Hazardous Material" means any pollutant, contaminant, or hazardous substance or hazardous material as defined in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any other federal, state or local environmental law, regulation or requirement; (ii) "Oil" means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other federal, state or local environmental law, regulation or requirement; and (iii) "Environment" means any soil, surface waters, groundwaters, stream sediments, surface or subsurface strata, and ambient air and any other environmental medium.

         3.17     PROPERTIES.

                  (a) Schedule 3.17 hereto contains a true, complete and correct list and a brief description (including carrying value) of all real properties owned by the Company or any of its Subsidiaries. Except as set forth in Schedule 3.17 hereto, the Company or its Subsidiaries has good and marketable title to all the real property and other property owned by it and included in the balance sheet of the Company for the period ended May 31, 1998, and owns such property subject to no encumbrances, liens, mortgages, security interests, pledges or title imperfections except for (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) with respect to owned real property, title imperfections noted in title reports, and (iv) those items that do not, individually or in the aggregate, have a Material Adverse Effect on the Company or which do not and will not interfere with the use of the property as currently used or contemplated to be used by the Company or its Subsidiaries, or the conduct of the business of the Company or its Subsidiaries.

                  (b) Neither the Company nor any of its Subsidiaries has received any notice of a material violation of any applicable zoning or environmental regulation, ordinance or other law, order, regulation or requirement relating to its operations or its properties and, to the knowledge of the Company, there is no such violation. Except as set forth in Schedule 3.17 hereto, all buildings and structures owned and used by the Company or any of its Subsidiaries conform in all material respects with all applicable ordinances, codes or regulations, except to the extent such noncompliance does not or will not have a Material Adverse Effect on the Company and which does not or will not interfere with the use of any property as currently used or contemplated to be used by the Company or its Subsidiaries, or the conduct of the business of the Company or its Subsidiaries. Except as set forth in Schedule
         3.17 hereto, to the knowledge of the Company, all buildings and structures leased and used by the Company or any of its Subsidiaries conform in all material respects with all applicable ordinances, codes or regulations, except to the extent such noncompliance does not or will not have a Material Adverse Effect on the Company and which does not or will not interfere with the use of any property as currently used or contemplated to be used by the Company or its Subsidiaries, or the conduct of the business of the Company or its Subsidiaries.

                  (c) Schedule 3.17 contains a true, complete and correct list of all leases pursuant to which the Company or any of its Subsidiaries leases any real or personal property, either as lessee or as lessor (the "Company Leases"). Assuming due authorization of the other party or parties thereto, each of the Company Leases is valid and binding on the Company or Subsidiary, as the case may be, and, to the best of the Company's knowledge, valid and binding on and enforceable against all other respective parties to such leases, in accordance with their respective terms. Except to the extent such breaches, defaults or events of default do not or will not have a Material Adverse Effect on the Company and which do not or will not interfere with the use of any property as currently used or contemplated to be used by the Company or its Subsidiaries, or the conduct of the business of the Company or its Subsidiaries, there are not under such Company Leases any existing breaches, defaults or events of default by the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries received notice of, or made a claim with respect to, any breach or default by any other party to such Company Leases. Each of the Company and its Subsidiaries enjoys quiet and peaceful possession of all such leased properties occupied by it as lessee.

                  (d) All of the real properties, leasehold improvements and items of equipment and other material personal property owned, leased, or licensed by the Company or any of its Subsidiaries, or in which any of those parties hold an interest, are in good maintenance, repair and operating condition, ordinary wear and tear excepted, are adequate for the purpose for which they are now being or are anticipated to be used, and, to the best of the Company's knowledge, are free from any material defects.

         3.18 INSURANCE. The Company has made available to Parent true and complete copies of all material policies of insurance of the Company or any of its Subsidiaries currently in effect. All of the policies relating to insurance maintained by the Company or any of its Subsidiaries with the respect to its material properties and the conduct of its business in any material respect (or any comparable policies entered into as a replacement thereof) are in full force and effect and neither the Company nor any of its Subsidiaries has received any notice of cancellation with respect thereto. All life insurance policies on the lives of any of the current and former officers of the Company or any of its Subsidiaries which are maintained by the Company or any of its Subsidiaries or which are otherwise included as assets on the books of the Company (i) are, or will at the Effective Time be, owned by the Company or any of its Subsidiaries, free and clear of any claims thereon by the officers or members of their families, except with respect to the death benefits thereunder, as to which the Company agrees that there will not be an amendment prior to the Effective Time without the consent of Parent, and (ii) are accounted for properly on the books of the Company in accordance with GAAP. The Company does not have any material liability for unpaid premium or premium adjustments not properly reflected on the Company's May 31, 1998 balance sheet. The Company and its Subsidiaries have been and are adequately insured with respect to their respective property and the conduct of their respective business in such amounts and against such risks as are substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of the Company (including without limitation liability insurance and blanket bond insurance). All claims under any policy or bond have been duly and timely filed.

         3.19 TRANSACTIONS WITH CERTAIN PERSONS. Except as disclosed in the Company SEC Reports or otherwise set forth on Schedule 3.19 hereto, since April 1, 1996, neither the Company nor any of its Subsidiaries has entered into any transaction or series of transactions, in which the amount involved exceeded $10,000, with any executive officer, director or greater-than-5% stockholder of the Company or any "associate" (as defined in Rule 14a-1 under the Exchange Act) of any such officer or director or "affiliates" (as defined in Rule 144(a)(1) of the Securities Act) of any such officer, director or stockholder.

         3.20 LABOR MATTERS. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union or guild contract nor has the Company or any of its Subsidiaries been approached since November 30, 1997 by any collective bargaining or other labor union or guild seeking to enter into a contract with the Company or any of its Subsidiaries. There is no pending or, to the best knowledge of the Company, threatened, labor dispute, strike or work stoppage against the Company or any of its Subsidiaries which may interfere with the business activities of the Company or any of its Subsidiaries. None of the Company, any of its Subsidiaries or their respective representatives or employees has committed any unfair labor practices in connection with the operation of the business of the Company or any of its Subsidiaries, and there is no pending or, to the best knowledge of the Company, threatened charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency. Except as set forth on Schedule
3.20 hereto, to its knowledge, neither the Company nor its Subsidiaries has hired any illegal aliens as employees. To its knowledge, neither the Company nor its Subsidiaries has discriminated on the basis of race, age, sex or otherwise in its employment conditions or practices with respect to its employees. There are no race, age, sex or other discrimination complaints pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by any employee, former or current, before any domestic (federal, state or local) or foreign board, department, commission or agency nor, to the knowledge of the Company, does any basis therefor exist. There are no pending or, to the knowledge of the Company, threatened representation questions respecting any employees.

         3.21 INTELLECTUAL PROPERTY. The Company and its Subsidiaries own or possess valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks, software and other intellectual property used in its business, which are set forth in Schedule 3.21 hereto; neither the Company nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. The Company and its Subsidiaries have performed in all material respects all the obligations required to be performed by it with respect to the items of intellectual property set forth in Schedule 3.21 hereto and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

         3.22 SUBSTANTIAL SUPPLIERS AND CUSTOMERS. Except as set forth on
Schedule 3.22 hereto, since November 30, 1997, none of the top ten (10) suppliers (by dollar volume) or the top ten (10) customers (by dollar volume) of the Company and its Subsidiaries, taken as a whole, has substantially reduced the use or supply of the products or goods made available for purchase by the Company or its Subsidiaries in their business or has ceased, or threatened to cease, to use or to supply such products or goods, and the Company does not have any reason to believe that any such supplier or customer will do so.

         3.23 BROKER'S FEES. Neither the Company nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except pursuant to an agreement dated June 5, 1998, as amended by a letter agreement dated October 7, 1998, between the Company and Ladenburg Thalmann & Company.

         3.24 DISCLOSURE. No representation or warranty contained in this Agreement or any schedule to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub hereby represent and warrant to the Company as follows:

         4.01     CORPORATE ORGANIZATION.

                  (a) Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. The Certificate of Incorporation and Bylaws of each of Parent and Sub, copies of which have previously been delivered to the Company, are true and complete copies of such documents as in effect as of the date of this Agreement.

                  (b) Parent has no direct or indirect Subsidiaries other than Sub and is the sole stockholder of Sub. Sub has no direct or indirect Subsidiaries. Neither Parent nor Sub owns, controls or holds with the power to vote, directly or indirectly of record, beneficially or otherwise, any capital stock or any equity or ownership interest in any corporation, partnership, association, joint venture or other entity, except for (i) Parent's ownership of Sub, (ii) Parent's ownership of Company Common Stock and (iii) less than five percent (5%) of any equity security registered under the Exchange Act.

                  (c) The minute books of each of Parent and Sub contain true, complete and accurate records of all meetings and other corporate actions held or taken by their respective stockholders and boards of directors (including committees of their respective boards of directors).

         4.02     CAPITALIZATION.

                  (a) The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, 2,000,000 shares of Class B common stock, par value $.01 per share ("Parent Class B Common Stock"), of Parent and 5,000,000 shares of preferred stock, par value $.01 per share, of Parent. As of September 15, 1998, 2,646,139 shares of Parent Common Stock, 522,955 shares of Parent Class B Common Stock and no shares of preferred stock of Parent were issued and outstanding. As of September 15, 1998, options and warrants exercisable to purchase 559,839 and 30,000 shares of Parent Common Stock, respectively, were outstanding, and a promissory note convertible into 428,571 shares of Parent Common Stock was outstanding. All of the issued and outstanding shares of Parent

         Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof.

                  (b) The authorized capital stock of Sub consists of 1,500 shares of common stock, without par value ("Sub Common Stock"), of Sub. As of the date hereof, 100 shares of Sub Common Stock are outstanding. All of the issued and outstanding shares of capital stock of Sub are owned by Parent, have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights with no personal liability attaching to the ownership thereof.

                  (c) Except as described in Section 4.02(a) hereof, neither Parent nor Sub has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock, Sub Common Stock or any other equity security of Parent or Sub or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Sub Common Stock or any other equity security of Parent or Sub other than as provided for in this Agreement. Except as described in Section 4.02(a) hereof, there are no bonds, debentures, notes or other indebtedness of Parent or Sub having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which stockholders of Parent or Sub may vote.

                  (d) Except as contemplated herein, there are no agreements or understandings, with respect to the voting of any shares of Parent Common Stock or Sub Common Stock or which restrict the transfer of such shares, to which Parent or Sub is a party and, to the knowledge of Parent, there are no such agreements or understandings to which Parent or Sub is not a party with respect to the voting of any such shares or which restrict the transfer of such shares, other than applicable federal and state securities laws.

                  (e) All dividends on Parent Common Stock or Sub Common Stock which have been declared prior to the date of this Agreement have been paid in full.

         4.03     AUTHORITY; NO VIOLATION.

                  (a) Each of Parent and Sub have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent and Sub, respectively. Except for the filing of the Certificate of Merger, no other corporate proceedings on the part of Parent or Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Sub and (assuming the due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms.

                  (b) Neither the execution and delivery of this Agreement by each of Parent and Sub, nor the consummation by either Parent or Sub, as the case may be, of the transactions contemplated hereby, nor compliance by either Parent or Sub with any of the terms or provisions hereof, will (i) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of Parent, or Sub, as the case may be, or (ii)(x) violate any statute, code, ordinance, rule, regulations, judgment, order, writ, decree or injunction applicable to the Parent or Sub or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or any event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Sub is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Parent.

         4.04 CONSENTS AND APPROVALS. Except for (a) the filing with the SEC of the Registration Statement and the declaration of the effectiveness thereof by the SEC, (b) the approval of this Agreement by the requisite vote of the stockholders of Parent and the Company, respectively, and (c) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL to effect the Merger, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Parent and Sub of this Agreement and the consummation by Parent and Sub of the Merger and the other transactions contemplated hereby.

         4.05 BROKER'S FEES. Neither Parent nor Sub, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fee, commission or finder's fee in connection with any of the transactions contemplated by this Agreement, except as set forth in
Schedule 4.05 hereto.

         4.06     FINANCIAL STATEMENTS.

                  (a) Parent has previously delivered to the Company copies of the audited consolidated balance sheets of the Company as of December 31, 1995, December 31, 1996 and December 31, 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1996 through 1997, inclusive, included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 filed with the SEC under the Exchange Act. Parent has also previously delivered to the Company copies of the unaudited consolidated balance sheets of Parent as of June 30, 1998, and the related unaudited consolidated statements of income and cash flows for the quarter ended June 30, 1998, included in Parent's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998 filed with the SEC under the Exchange Act. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its Subsidiaries included or incorporated by reference in the Parent SEC Reports (as hereinafter defined) filed on or after December 31, 1995 have been prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-QSB), complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and fairly present the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated income and retained earnings and sources and applications of funds for the periods then ended (subject, in the case of any unaudited interim financial statements, to the absence of footnotes required by GAAP and normal year-end adjustments).

                  (b) Except for liabilities incurred since June 30, 1998 in the ordinary course of business consistent with past practice, Parent does not have any liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise) which are not adequately reserved or reflected on the balance sheet of Parent included in its Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998, except for liabilities or obligations which in the aggregate do not exceed $50,000, and there do not exist any circumstances that could reasonably be expected to result in such liabilities or obligations.

         4.07 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1998, there has not been any Material Adverse Effect on Parent (including without limitation any loss of employees or customers that has had a Material Adverse Effect, or that is reasonably likely to have a Material Adverse Effect, on Parent) and, to the best knowledge of Parent, no fact or condition exists which will cause such a Material Adverse Effect on Parent in the future.

         4.08 LEGAL PROCEEDINGS. Except as set forth in Schedule 4.08 hereto, neither Parent nor Sub is a party to any, and there are no pending or, to the best knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or affecting Parent or Sub or any property or asset of Parent or Sub, before any court, arbitrator or administrative, Governmental Entity, domestic or foreign, which would, either individually or in the aggregate, have a Material Adverse Effect on Parent, and no facts or circumstances have come to Parent's attention which have caused it to believe that such a claim, action, proceeding or investigation against or affecting Parent or Sub could reasonably be expected to occur. Neither Parent nor Sub nor any property or asset of Parent or Sub is subject to any order, writ, judgment, injunction, decree, determination or award which restricts its ability to conduct business in any area in which it presently does business or has or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

         4.09     TAXES AND TAX RETURNS.

                  (a) Each of Parent and its Subsidiaries (the "Parent Taxpayers") has filed all Tax Returns that were required to be filed. All such Tax Returns were when filed, and continue to be, correct and complete in all material respects. All Taxes owed by the Parent Taxpayers (whether or not shown on any Tax Return) have been timely paid. Except as set forth on Schedule 4.09(a) annexed hereto, none of the Parent Taxpayers currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Parent Taxpayers does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens with respect to Taxes on any of the assets or property of any of the Parent Taxpayers, except for liens with respect to Taxes not yet payable.

                  (b) Each of the Parent Taxpayers has withheld or collected and paid all Taxes required to have been withheld or collected and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, an other third party, or otherwise.

                  (c) There is no dispute or claim concerning any Tax Liability of any of the Parent Taxpayers either (A) claimed or raised by any authority in writing or (B) as to which any of the Parent Taxpayers or the directors and officers (and employees responsible for Tax matters) of any of the Parent Taxpayers has knowledge. There are no proceedings with respect to Taxes pending.

                  (d) Schedule 4.09(a) annexed hereto sets forth an accurate, correct and complete list of all federal, state, local, and foreign Tax Returns filed with respect to the Parent Taxpayers for taxable periods ended on or after December 31, 1992, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. Parent has delivered to the Company correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by or on behalf of any of the Parent Taxpayers since January 1, 1993. To the knowledge of the Parent Taxpayers and their directors and officers (and employees responsible for Tax matters), no other audit or investigation with respect to Taxes is pending or has been threatened.

                  (e) None of the Parent Taxpayers have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (f) None of the Parent Taxpayers has agreed to make, nor is it required to make, any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

                  (g) None of the Parent Taxpayers is a party to any agreement, whether written or unwritten, providing for the payment of Tax liabilities, payment for Tax losses, entitlements to refunds or similar Tax matters.

                  (h) No ruling with respect to Taxes relating to any of the Parent Taxpayers has been requested by or on behalf of the Parent Taxpayers.

                  (i) None of the Parent Taxpayers is a party to any contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, or the payment of any consideration which would not be deductible by reason of Section 162(m) of the Code.

                  (j) Except as set forth on Schedule 4.09(j), none of the Parent Taxpayers (A) has never been a member of an affiliated group (within the meaning of Section 1504 of the Code, or any similar group as defined for state, local or foreign tax purposes) filing a consolidated federal (or combined or unitary state, local or foreign) income Tax Return or (B) has any liability for the taxes of any Person (other than the Parent Taxpayers) under Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

                  (k) The unpaid Taxes of the Parent Taxpayers (A) did not, as of the most recent fiscal quarter end, exceed the reserves for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on their respective books at such time and (B) do not exceed that reserve as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of the Parent Taxpayers in filing their Tax Returns.

                  (l) None of Parent or Sub has filed an election, consent or agreement under Section 341(f) of the Code.

                  (m) For purposes of this Section 4.09, references to the Parent Taxpayers shall also refer to any predecessor companies.

         4.10     EMPLOYEE BENEFIT PLANS.

                  (a) Schedule 4.10 hereto sets forth a true and complete list of all Plans maintained or contributed to by Parent or Sub during the five (5) years preceding this Agreement. The term "Plans" for purposes of this Article IV means all employee benefit plans, arrangements or agreements that are maintained or contributed to, or that were maintained or contributed to at any time during the five (5) years preceding the date of this Agreement, by Parent or Sub, or by any ERISA Affiliate, all of which together with Parent would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

                  (b) Parent has heretofore delivered to the Company true and complete copies of each of the Plans and all related documents, including but not limited to (i) all required Forms 5500 and all related schedules for such Plans (if applicable) for each of the last two (2) years,

         (ii) the actuarial report for such Plan (if applicable) for each of the last two (2) years, and (iii) the most recent determination letter from the IRS (if applicable) for such plan.

                  (c) (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within meaning of Section 401(a) of the code has been maintained so as to qualify from the effective date of such Plan to the Effective Time, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA) under such Plan, based upon the actuarial assumptions currently used by the Plan for IRS funding purposes did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, and there has been no "accumulated funding deficiency" (whether or not waived), (iv) no Plan provides benefits, including without limitation death, medical or other benefits (whether or not insured), with respect to current or former employees of Parent, Sub or any ERISA Affiliate beyond their retirement or other termination of service, other than (u) coverage mandated by applicable law, (v) life insurance death benefits payable in the event of the death of a covered employee, (w) disability benefits payable to disabled former employees,
         (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Parent, Sub or any ERISA Affiliate or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) with respect to each Plan subject to Title IV of ERISA no liability under Title IV of ERISA has been incurred by Parent, Sub or any ERISA Affiliate that has not been satisfied in full, no condition exists that presents a material risk to Parent, Sub or any ERISA Affiliate of incurring a material liability to or on account of such Plan, and there has been no "reportable event" (within the meaning of Section 1013 of ERISA and the regulations thereunder), (vi) none of Parent, Sub or any ERISA Affiliate has ever maintained or contributed to a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Parent or Sub as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and
         Section 412 of the Code, (viii) none of Parent, any of its Subsidiaries or any ERISA Affiliate has engaged in a transaction in connection with which Parent, Sub or any ERISA Affiliate has any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code,
         (ix) consummation of the transactions contemplated hereby will not cause any amounts payable under any of the Plans to fail to be deductible for federal income tax purposes under Sections 280G or 162(m) of the Code, and (x) there are no pending or, to the best knowledge of Parent, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

                  (d) With respect to any Plan that is a welfare plan (within the meaning of Section 3(1) of ERISA (i) no such Plan is funded through a "welfare benefit fund," as such term is defined in Section 419(a) of the Code, and (ii) each such Plan complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA and any applicable state COBRA requirements.

                  (e) Except as prohibited by law (including Section 411(d)(6) of the Code), each Plan may be amended, terminated, modified or otherwise revised by Parent, Sub or its ERISA Affiliates as of the Effective Time to eliminate, without material effect, any and all future benefit accruals under any Plan (except claims incurred under any welfare plan).

                  (f) Since December 31, 1997, neither Parent nor Sub has entered into, adopted or amended in any respect any collective bargaining agreement or adopted or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, insurance or other similar plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding).

         4.11 SEC REPORTS. Parent has previously delivered to the Company an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement of Parent filed since Parent's initial public offering in June 1993 with the SEC pursuant to the Exchange Act or the Securities Act (collectively, the "Parent SEC Reports"), and (b) communication mailed by or on behalf of the Parent to its stockholders since June 1, 1993. Parent has timely filed (either by the required filing date or pursuant to Rule 12b-25 promulgated under the Exchange Act) all Parent SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act and, as of their respective dates, all Parent SEC Reports complied with all of the rules and regulations of the SEC with respect thereto. As of their respective dates, no such Parent SEC Reports or communications contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Parent has made available to the Company true and complete copies of all amendments and modifications to all agreements, documents and other instruments which previously had been filed with the SEC by Parent and which are currently in effect. Since June 30, 1998, there has not been any Material Adverse Effect on Parent and, to the best knowledge of Parent, no fact or condition exists which will, or is reasonably likely to, cause such a Material Adverse Effect on Parent in the future.

         4.12 PARENT AND SUB INFORMATION. The information supplied by Parent and Sub relating to Parent and Sub contained in the Registration Statement to be sent to the stockholders of Parent in connection with the Parent Stockholder Meeting, or in any other document filed with any other regulatory agency in connection therewith, will not contain, on the date of mailing of the Registration Statement and on the date of the Parent Stockholder Meeting, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Stockholder Meeting which shall have become false or misleading. The Registration Statement will comply in all material respects with the provisions of the Securities Act



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



and the Exchange Act and the rules and regulations thereunder and the rules and regulations of the SEC with respect thereto. Nothing in this Section 4.12 relates to any information concerning the Company, its Subsidiaries or their respective business, contracts, litigation, stockholders, directors or officers.

         4.13 COMPLIANCE WITH APPLICABLE LAW; CERTAIN AGREEMENTS. Each of Parent and Sub holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to all, and has complied with and is not in conflict with, or in default or violation of any
(a) statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree, published policies and guidelines of any Governmental Entity, applicable to Parent or Sub or by which any property or asset of Parent or Sub is bound or affected or (b) any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Sub is a party or by which Parent or Sub or any property or asset of Parent or Sub is bound or affected, except for any such non-compliance, conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect; and Parent neither knows of, nor has received notice of, any material violations of any the above.

         4.14     CERTAIN CONTRACTS.

                  (a) Neither Parent nor Sub is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral): (i) which, upon the consummation of the transactions contemplated by this Agreement, will result in any payment (whether of severance pay or otherwise) becoming due from Parent or Sub to any officer or employee thereof, (ii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-B of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Parent SEC Reports, (iii) which restricts the conduct of any line of business by Parent or Sub, (iv) with or to a labor union or guild (including any collective bargaining agreement), or (v) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Parent has previously delivered to the Company true and complete copies of all employment, consulting and deferred compensation agreements which are in writing and to which Parent or Sub is a party. Each contract, arrangement, commitment or understanding of the type described in this section is referred to herein as a "Parent Contract".

                  (b) (i) Each Parent Contract is legal, valid and binding upon Parent or Sub, as the case may be, assuming due authorization of the other party or parties thereto, and in full force and effect, (ii) Parent or Sub has in all material respects performed all obligations required to be performed by it to date under each such Parent Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Parent or Sub under any such Parent Contract.



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



                  (c) Neither Parent nor Sub has made any express warranty to any person or entity with respect to any product it manufactures or sells or has manufactured or sold or has made or agreed to make any indemnification payment, or replacement with respect to any product warranty claim, except for (i) the warranties and/or agreement(s) to indemnify or replace product of which true and correct copies have been delivered to the Company, (ii) the warranties applicable under the Uniform Commercial Code as in effect from time to time in the jurisdictions in which its products are sold and (iii) any other warranties under other state or federal laws.

         4.15 AGREEMENTS WITH REGULATORY AGENCIES. Neither Parent nor Sub is subject to any cease-and-desist or other order issued by, or is a party to any Regulatory Agreement with any Regulatory Agency or other Governmental Entity that restricts the conduct of its business in any material respect, nor has Parent or Sub been notified by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

         4.16     ENVIRONMENTAL MATTERS.

                  (a) Parent and Sub are, and have been, in material compliance with all applicable environmental laws and with all rules, regulations, standards and requirements of the EPA and of state and local agencies with jurisdiction over pollution or protection of the environment.

                  (b) There is no suit, claim, action or proceeding pending or, to the best knowledge of Parent, threatened, before any Governmental Entity or other forum in which Parent or Sub have been or, with respect to threatened proceedings, may be named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment of any Hazardous Materials or Oil whether or not occurring at or on a site owned, leased or operated by Parent or Sub.

                  (c) Neither Parent nor Sub has received any notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) of this Section 4.16 could reasonably be based. No facts or circumstances have come to Parent's attention which have caused either to believe that a material suit, claim, action or proceeding as described in subsection (b) of this Section 4.16 could reasonably be expected to occur.

                  (d) During the period of the ownership or operation by Parent or Sub of any of their respective current properties, there has been no release or presence in the Environment of Hazardous Material or Oil in, on, under or affecting such property. To the best knowledge of Parent, prior to the period of the ownership or operation by Parent or Sub of any of their respective current properties or any previously owned or operated properties, there was no release or presence in the Environment of Hazardous Material or Oil in, on, under or affecting any such property.

         4.17     PROPERTIES.

                  (a) Schedule 4.17(a) hereto contains a true, complete and correct list and a brief description (including carrying value) of all real properties owned by Parent or Sub. Parent or Sub has good and marketable title to all the real property and other property owned by it and included in the balance sheet of Parent for the period ended June 30, 1998, and owns such property subject to no encumbrances, liens, mortgages, security interests, pledges or title imperfections except for (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith,
         (iii) with respect to owned real property, title imperfections noted in title reports, and (iv) those items that do not, individually or in the aggregate, have a Material Adverse Effect on Parent or which do not and will not interfere with the use of the property as currently used or contemplated to be used by Parent or Sub, or the conduct of the business of Parent or Sub.

                  (b) Neither Parent nor Sub has received any notice of a material violation of any applicable zoning or environmental regulation, ordinance or other law, order, regulation or requirement relating to its operations or its properties and, to the knowledge of Parent, there is no such violation. All buildings and structures owned and used by Parent or Sub conform in all material respects with all applicable ordinances, codes or regulations, except to the extent such noncompliance does not or will not have a Material Adverse Effect on Parent and which does not or will not interfere with the use of any property as currently used or contemplated to be used by Parent or Sub, or the conduct of the business of Parent or Sub. To the knowledge of Parent, all buildings and structures leased and used by Parent or Sub conform in all material respects with all applicable ordinances, codes or regulations, except to the extent such noncompliance does not or will not have a Material Adverse Effect on Parent and which does not or will not interfere with the use of any property as currently used or contemplated to be used by Parent or Sub, or the conduct of the business of Parent or Sub.

                  (c) Schedule 4.17(c) contains a true, complete and correct list of all leases pursuant to which Parent or Sub leases any real or personal property, either as lessee or as lessor (the "Parent Leases"). Assuming due authorization of the other party or parties thereto, each of the Parent Leases is valid and binding on Parent or Sub, as the case may be, and, to the best of Parent's knowledge, valid and binding on and enforceable against all other respective parties to such leases, in accordance with their respective terms. Except to the extent such breaches, defaults or event of default do not or will not have a Material Adverse Effect on Parent and which do not or will not interfere with the use of any property as currently used or contemplated to be used by Parent or Sub, or the conduct of the business of Parent or Sub, there are not under such Parent Leases any existing breaches, defaults or events of default by Parent or Sub, nor has Parent or Sub received notice of, or made a claim with respect to, any breach or default by any other party to such Parent Leases. Each of Parent and Sub enjoys quiet and peaceful possession of all such leased properties occupied by it as lessee.

                  (d) All of the real properties, leasehold improvements and items of equipment and other material personal property owned, leased, or licensed by Parent or Sub, or in which any of those parties hold an interest, are in good maintenance, repair and operating condition, ordinary wear and tear excepted, are adequate for the purpose for which they are now being or are anticipated to be used, and, to the best of Parent's knowledge, are free from any material defects.

         4.18 INSURANCE. Parent has made available to the Company true and complete copies of all material policies of insurance of Parent or Sub currently in effect. All of the policies relating to insurance maintained by Parent or Sub with the respect to its material properties and the conduct of its business in any material respect (or any comparable policies entered into as a replacement thereof) are in full force and effect and neither Parent nor Sub has received any notice of cancellation with respect thereto. All life insurance policies on the lives of any of the current and former officers of Parent or Sub which are maintained by Parent or Sub or which are otherwise included as assets on the books of Parent (i) are, or will at the Effective Time be, owned by Parent or Sub, free and clear of any claims thereon by the officers or members of their families, except with respect to the death benefits thereunder, as to which Parent agrees that there will not be an amendment prior to the Effective Time without the consent of the Company, and (ii) are accounted for properly on the books of Parent in accordance with GAAP. Parent does not have any material liability for unpaid premium or premium adjustments not properly reflected on Parent's June 30, 1998 balance sheet. Parent and Sub have been and are adequately insured with respect to their respective property and the conduct of their respective business in such amounts and against such risks as are substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of Parent (including without limitation liability insurance and blanket bond insurance). All claims under any policy or bond have been duly and timely filed.

         4.19 TRANSACTIONS WITH CERTAIN PERSONS. Except as disclosed in the Parent SEC Reports, neither Parent nor Sub has entered into any transaction with any executive officer, director or greater- than-5% stockholder of Parent or any "associate" (as defined in Rule 14a-1 under the Exchange Act) of any such officer or director or "affiliates" (as defined in Rule 144(a)(1) of the Securities Act) of any such officer, director or stockholder.

         4.20 LABOR MATTERS. Neither Parent nor Sub is a party to any collective bargaining or other labor union or guild contract nor has Parent or Sub been approached since December 31, 1997 by any collective bargaining or other labor union or guild seeking to enter into a contract with Parent or Sub. There is no pending or, to the best knowledge of Parent, threatened, labor dispute, strike or work stoppage against Parent or Sub which may interfere with the business activities of Parent or Sub. None of Parent, Sub or their respective representatives or employees has committed any unfair labor practices in connection with the operation of the business of Parent or Sub, and there is no pending or, to the best knowledge of Parent, threatened charge or complaint against Parent or Sub by the National Labor Relations Board or any comparable state agency. To its knowledge, neither Parent nor Sub has discriminated on the basis of race, age, sex or otherwise in its employment conditions or practices with respect to its employees. There are no race, age, sex or other



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



discrimination complaints pending, or, to the knowledge of Parent, threatened against Parent or Sub by any employee, former or current, before any domestic (federal, state or local) or foreign board, department, commission or agency nor, to the knowledge of Parent, does any basis therefor exist. There are no pending or, to the knowledge of Parent, threatened representation questions respecting any employees.

         4.21 INTELLECTUAL PROPERTY. Parent and Sub own or possess valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks, software and other intellectual property used in its business, which are set forth in Schedule 4.21 hereof; neither Parent nor Sub has received any notice of conflict with respect thereto that asserts the right of others. Parent and Sub have performed in all material respects all the obligations required to be performed by it with respect to the items of intellectual property set forth in Schedule 4.21 hereof and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

         4.22 SUBSTANTIAL SUPPLIERS AND CUSTOMERS. Since December 31, 1997, none of the top ten (10) suppliers (by dollar volume) or the top ten (10) customers (by dollar volume) of Parent has substantially reduced the use or supply of the products or goods made available for purchase by Parent and Sub in their business or has ceased, or threatened to cease, to use or to supply such products or goods, or, nor does Parent have any reason to believe that any such supplier or customer will do so.

         4.23 FINANCIAL ABILITY TO PERFORM. Parent has delivered to the Company prior to the date of this Agreement a letter from a financing source acceptable to the Company regarding its commitment to fund an amount sufficient to pay the Merger Consideration. As of the date of this Agreement, Parent knows of no reason that the financing source will not be able to consummate the Financing.

         4.24 DISCLOSURE. No representation or warranty contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein, in light of the circumstances in which they are made, not misleading. No information material to the Merger and which is necessary to make Parent's and Sub's representations and warranties hereto contained not misleading, has been withheld from, or has not been delivered in writing to the Company.

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         5.01 COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company shall (and shall cause its Subsidiaries to) carry on its business in the ordinary course consistent with past practice. The Company will (and shall cause its Subsidiaries to) use all reasonable efforts to
(x) preserve its business organization, (y) keep available the present services of its employees and (z) preserve for itself and Parent the goodwill of the customers of the Company and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or consented to in writing by Parent, the Company shall not (and shall cause its Subsidiaries not to):

                  (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

                  (b) (i) split, combine or reclassify any shares of its capital stock; or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement, or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company;

                  (c) except in connection with the exercise of any of the options or warrants of the Company outstanding as of the date of this Agreement, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

                  (d) amend its Certificate of Incorporation or Bylaws;

                  (e) except as set forth on Schedule 5.01(e), make any capital expenditures in excess of $50,000 individually, or $150,000 in the aggregate;

                  (f) enter into any new line of business;

                  (g) (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (ii) otherwise acquire any assets, other than in the ordinary course of business, which would be material to the Company and its Subsidiaries, taken as a whole;

                  (h) take any action that is intended or would result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in
         Article VII not being satisfied, or in breach of any provision of this Agreement except, in every case, as may be required by applicable law;

                  (i) change its methods of accounting in effect at November 30, 1997, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent auditors;

                  (j) except as set forth on Schedule 5.01(j), (i) except as required by applicable law or to maintain qualification pursuant to the Code, (x) enter into, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Company or any of its Subsidiaries and one or more of its current or former directors, officers or employees or (y) increase in any manner compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares); provided, however, that the Company or its Subsidiaries may increase the compensation of non-officer employees in the ordinary course of business consistent with past practice; or
         (ii) except for the Bogen Agreement or the Smith Agreement, enter into, modify or renew any employment, severance or other agreement with any director, officer or employee of the Company or any of its Subsidiaries or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement providing for any benefit to any director, officer or employee (whether or not legally binding);

                  (k) other than (i) as set forth on Schedule 5.01(k), (ii) in the ordinary course of business consistent with past practice or (iii) to refinance existing debt with indebtedness under the Company's revolving credit facility, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

                  (l) other than (i) as set forth on Schedule 5.01(l) or (ii) in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

                  (m) make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability;

                  (n) pay, discharge or satisfy any claim, liability or obligation, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice or as incurred in connection with the Merger and the transactions expressly contemplated hereby, subject to the limitation on fees set forth in
         Section 8.03(a) hereof, of liabilities reflected or reserved against in the balance sheet for the fiscal year ended November 30, 1997, or subsequently incurred in the ordinary course of business and consistent with past practice;

                  (o) except as set forth on Schedule 5.01(o), enter into or renew amend or terminate, or give notice of a proposed renewal amendment or termination, or make any commitment with respect to, regardless of whether consistent with past practices, any lease, contract, agreement or commitment (i) involving an aggregate payment by or to the Company of more than $100,000, (ii) having a term of one year or more from the time of execution or (iii) outside of the ordinary course of business consistent with past practices;

                  (p) waive any material right, whether in equity or at law; or

                  (q) agree to do any of the foregoing.

         5.02 COVENANTS OF PARENT AND SUB. During the period from the date of this Agreement and continuing until the Effective Time, except (i) as expressly contemplated or permitted by this Agreement or the Commitment Letter(s) or (ii) with the prior written consent of the Company, Parent shall (and shall cause Sub to) carry on its business in the ordinary course consistent with past practice. Parent will (and shall cause Sub to) use all reasonable efforts to (x) preserve its business organization, (y) keep available the present services of its employees and (z) preserve for itself the goodwill of the customers of Parent and Sub and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or Schedule 5.02 hereto or consented to in writing by the Company, Parent shall not (and shall cause Sub not to):

                  (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

                  (b) split, combine or reclassify any shares of its capital stock; or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement or currently contemplated to be implemented on or prior to the Closing Date;

                  (c) except in connection with the exercise of any of the options or warrants of Parent outstanding as of the date of this Agreement, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

                  (d) amend its Certificate of Incorporation or Bylaws;

                  (e) enter into any new line of business;

                  (f) (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (ii) otherwise acquire any assets, other than in the ordinary course of business, which would be material to Parent;

                  (g) take any action that is intended or would result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in
         Article VII (including, without limitation, Section 7.01(d) hereof relating to the Financing) not being satisfied, or in breach of any provision of this Agreement except, in every case, as may be required by applicable law;

                  (h) change its methods of accounting in effect at December 31, 1997, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent auditors;

                  (i) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

                  (j) sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

                  (k) make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability;

                  (l) waive any material right, whether in equity or at law; or

                  (m) agree to do any of the foregoing.

         5.03     NO SOLICITATION; NON-DISCLOSURE.

                  (a) None of the Company, any of its Subsidiaries or any of their respective directors, officers, employees, representatives, agents and advisors or other persons controlled by the Company shall solicit or hold discussions or negotiations with, or assist or provide any information to, any person, entity or group (other than Parent, Sub and their affiliates and representatives) concerning any merger, business combination, disposition of a significant portion of its assets, or acquisition of a significant portion of its capital stock or similar transactions involving the Company; provided, however, that the Board of Directors of the Company may furnish or cause to be furnished such information to, and may participate in such discussions or negotiations with, persons or entities who have made a bona fide proposal if the Board of Directors of the Company believes, in good faith, after consultation with its financial and legal advisors, that such bona fide proposal represents a transaction which is more favorable to the Company's stockholders from a financial point of view and is subject only to reasonable conditions of closing which shall include financing terms reasonably satisfactory to the Company and, in the opinion of counsel to the Board of Directors of the Company, the fiduciary duty of the Board of Directors under applicable law requires it to furnish or cause to be furnished such information and/or participate in such discussions or negotiations (a "Superior Offer"). The Company will promptly communicate to Parent, Sub and their affiliates and representatives the terms of any proposal, discussion, negotiation or inquiry relating to a merger or disposition of a significant portion of its capital stock or assets or similar transaction involving the Company and the identity of the party making such proposal or inquiry, which it may receive with respect to any such transaction. In the event that the Board of Directors of the Company receives what it determines, based on the opinion of counsel to the Board of Directors of the Company, to be a Superior Offer, the Board of Directors may vote to recommend such Superior Offer rather than pursuing the consummation of the transactions contemplated hereunder or withdraw, modify or amend its recommendation of this Agreement and the Merger, thus terminating this Agreement in accordance with Section 8.01(h) hereof, but any such termination may occur only (i) within twenty-one (21) days after such Superior Offer is received and (ii) upon two (2) full business days prior notice to Parent.

                  (b) No party (or its representatives, agents, counsel, accountants or investment bankers) hereto shall disclose to any third party, other than either party's representatives, agents, counsel, accountants or investment bankers or the potential lenders previously disclosed to the Company and Parent in writing, any confidential or proprietary information about the business, assets or operations of the other parties to this Agreement or the transactions contemplated hereby, except as may be required by applicable law. Disclosure of such information by the Company or Parent with respect to obtaining financing shall be made only if the recipient executes a reasonable and appropriate agreement to hold such information confidential. The parties hereto agree that the remedy at law for any breach of the requirements of this subsection will be inadequate and that any breach would cause such immediate and permanent damage as would be impossible to ascertain, and, therefore, the parties hereto agree and consent that in the event of any breach of this subsection, in addition to any and all other legal and equitable remedies available for such breach, including a recovery of damages, the non-breaching parties shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damage by reason of such breach and, to the extent permissible under applicable law, a temporary restraining order may be granted immediately on commencement of such action.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.01     REGULATORY MATTERS.

                  (a) The parties hereto shall cooperate with each other and use all reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company, Parent or Sub, as the case may be, which appear in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

                  (b) Parent (or Sub as the case may be) shall, upon request, furnish the Company with all information concerning themselves, their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement made by or on behalf of the Company in connection with the Merger and the other transactions contemplated hereby.

                  (c) Parent (or Sub as the case may be) and the Company shall promptly furnish each other with copies of written communications received by Parent, Sub or the Company, as the case may be, from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

         6.02     SECURITIES LAWS MATTERS.

                  (a) As soon as reasonably practicable after the date hereof, Parent shall file the Registration Statement with the SEC under the Exchange Act. Parent shall use all reasonable efforts to have the Registration Statement cleared by the SEC as promptly as practicable after such filing.

                  (b) Parent, Sub and the Company shall cooperate with each other in the preparation of the Registration Statement, and each shall notify the other of the receipt of any comments of the SEC with respect to the Registration Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the other parties promptly copies of all correspondence between the party or any representative or agent of the party and SEC. Each party shall review the Registration Statement prior to its being filed with the SEC and shall review all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The parties agree to use all reasonable efforts, after consultation with each other, to respond promptly to all such comments of and requests by the SEC.

                  (c) Each of Parent and the Company further agrees to cause the applicable proxy statement contained in the Registration Statement and all required supplements thereto to be mailed to its stockholders entitled to vote at the Parent Stockholder Meeting or the Company Stockholder Meeting, as the case may be, at the earliest practicable time.

         6.03     COMPANY STOCKHOLDER MEETING; PARENT STOCKHOLDER MEETING.

                  (a) In order to consummate the Merger, the Company shall take all steps necessary to duly call, give notice of, convene and hold the Company Stockholder Meeting as soon as reasonably practicable for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby and shall use all reasonable efforts to obtain such approval and adoption. Subject to Sections 5.03 or 6.11 hereof, the Company shall, through its Board of Directors, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby.

                  (b) In order to consummate the Merger, Parent shall take all steps necessary to duly call, give notice of, convene and hold the Parent Stockholder Meeting as soon as reasonably practicable for the purpose of voting upon the approval of the issuance of the shares of Parent Common Stock in the Merger and shall use all reasonable efforts to obtain such approval and adoption. Parent shall, through its Board of Directors, recommend to its stockholders approval of the issuance of the shares of Parent Common Stock in the Merger.

         6.04     ACCESS TO INFORMATION.

                  (a) Upon reasonable notice to the Chief Executive Officers of the parties and subject to applicable laws relating to the exchange of information, the parties shall afford each other's officers, employees, counsel, accountants, agents, advisors and other authorized representatives, access, during normal business hours of the person(s) to whom access is required, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, make available to the other party (i) when applicable, a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws (other than reports or documents which are not permitted to be disclosed under applicable law), (ii) copies of all periodic reports regularly received by senior management, and (iii) all other information concerning its business, properties, assets and personnel as either party may reasonably request.

                  (b) In addition to any other confidentiality covenants and obligations imposed under this Agreement, the parties agree to comply with the confidentiality agreement dated as of March 30, 1998 between Parent and the Company, as amended by that certain letter agreement dated April 24, 1998 between Parent and the Company (the "Confidentiality Agreement"), which is incorporated herein by reference.

         6.05 LEGAL CONDITIONS TO MERGER. Each of Parent, Sub and the Company shall use all reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Parent, Sub or the Company in connection with the Merger and the other transactions contemplated by this Agreement.

         6.06 ADDITIONAL AGREEMENTS. If at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement shall take all such necessary action as may be reasonably requested by the Company or Parent (without additional cost to them).

         6.07 DISCLOSURE SUPPLEMENTS. Prior to the Effective Time, each party will supplement or amend the Schedules hereto delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purposes of determining satisfaction of the conditions set forth in Sections 7.02(a) hereof or the compliance by the Company with the covenants set forth in Section 5.01 hereof or for the purposes of determining satisfaction of the conditions set forth in Sections 7.03(a) hereof or the compliance by Parent or Sub with the covenants set forth in Section 5.02 hereof.

         6.08     CURRENT INFORMATION.

                  (a) During the period from the date of this Agreement to the Effective Time, each of the Company and Parent will cause its Chief Executive Officer or one or more of his or her designated representatives to be available to confer from time to time with representatives of the other and to report the general status of their ongoing operations. Each such party will promptly notify the other party of any material change in the normal course of its business and of any governmental complaints, investigations or hearings or the institution of significant litigation involving them or their subsidiaries or properties and will keep the other party reasonably informed of such events.

                     (b) To the extent not covered by paragraph (a) above, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of Parent, Sub or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this paragraph (b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

           6.09 NO INCONSISTENT ACTIONS. Prior to the Effective Time, except as otherwise permitted by this Agreement, no party will enter into any transaction or make any agreement or commitment and will use reasonable efforts not to permit any event to occur, which could reasonably be anticipated to result in
(x) a denial of the regulatory approvals referred to in Section 7.01(b) or (y) the imposition of any condition or requirement that would materially adversely affect the economic or business benefits to the Surviving Corporation of the transactions contemplated by this Agreement.

           6.10      INDEMNIFICATION OF DIRECTORS.

                     (a) From and after the Effective Time, Parent and Surviving Corporation shall each defend, indemnify and advance costs and expenses (including reasonable attorneys' fees, disbursements and expenses) and hold harmless each present and former director and officer of the Company or its Subsidiaries determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, settlements or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising after the Effective Time and out of or pertaining to matters existing or occurring at or prior to the Effective Time, including without limitation, the authorization of this Agreement and the transactions contemplated hereby, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or by-laws in effect on the date hereof to indemnify such person (and also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided that any determination required by law to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law and the Company's certificate of incorporation and by-laws as of the date hereof shall be made by independent counsel selected jointly by Parent and the Indemnified Party.

                     (b) In the event of any claim, action, suit, proceeding or investigation in which indemnification pursuant to Section 6.10(a) is sought (whether arising before or after the Effective Time), (i) Parent shall have the right to assume the defense thereof and Parent shall not be liable to any Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them and reasonably satisfactory to Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this paragraph
           (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter unless counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest making such cooperation inadvisable and (iii) Parent shall not be liable for any settlement effected without its prior written consent (which shall not be unreasonably withheld); and provided further that Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. If a court of competent jurisdiction determines that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law, then Parent shall provide indemnification to the maximum extent and in such manner as is permissible under applicable law. If such indemnity is completely unavailable with respect to any Indemnified Party, Parent and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

                     (c) For a period of six (6) years following the Effective Time, Parent will provide to the persons who served as directors or officers of Company or any of the Company's Subsidiaries on or before the Effective Time, insurance against liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Time. Such coverage may be provided by means of an extended reporting period endorsement to the policy presently issued to the Company by the present carrier for the Company, or by such other means which shall provide substantially equivalent coverage to the persons.

           6.11 FIDUCIARY OBLIGATIONS. Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to take, or cause to be taken, or fail to take any actions or to do, or cause to be done or fail to do any things which may be contrary to the fiduciary obligations of persons who are directors of the Company, or are acting pursuant to the exercise of the directors' fiduciary obligations, as determined in good faith by a majority of the directors of the Company, based as to legal matters on the advice of its legal counsel.

           6.12      FINANCING.

                     (a) Parent shall use all reasonable good faith efforts to consummate the Financing and Parent will keep the Purchaser apprised of the status of matters relating to completion of the Financing. Parent shall raise the amount in cash equity required by the terms of the Commitment Letter(s).

                     (b) In the event that the Financing is not consummated and a claim, action, suit or proceeding is sought by Parent against the financing source or sources for failure to consummate the Financing
           (i) Parent shall offer the Company the right to join in such claim, action, suit or proceeding, (ii) Parent and the Company shall cooperate in any such claim, action, suit or proceeding, and (iii) Parent and the Company shall share equally in all costs and in all recoveries in any such claim, action, suit or proceeding. Nothing contained herein shall obligate (A) Parent to pursue any such claim, action, suit or proceeding or (B) the Company to participate in any such claim, action, suit or proceeding.


                                   ARTICLE VII

                              CONDITIONS PRECEDENT

           7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                     (a) STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company, to the extent required by Delaware law and the Company's Certificate of Incorporation. The issuance of the shares of Parent Common Stock in the Merger shall have been approved and adopted by the affirmative vote of the stockholders of Parent, to the extent required by Delaware law and Parent's Certificate of Incorporation.

                     (b) REGULATORY APPROVALS. All necessary approvals, authorizations and consents of all Governmental Entities required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

                     (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect and no proceeding initiated by any Governmental Entity seeking an injunction shall be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger, or any of the other transactions contemplated by this Agreement.

                     (d) FINANCING. The Financing shall have been consummated in accordance with the proposal set forth in the Commitment Letter(s).

           7.02 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligation of Parent and Sub to effect the Merger is also subject to the satisfaction or waiver by Parent and Sub, at or prior to the Effective Time, of the following conditions:

                     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

                     (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.

                     (c) CONSENTS UNDER AGREEMENTS. The consent, approval, waiver or amendment (with financial covenants) of each person (other than the Governmental Entities referred to in Section 7.01(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company under any material loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained and shall be reasonably satisfactory to Parent.

                     (d) LEGAL OPINION. Parent shall have received the legal opinion of Bourne, Noll & Kenyon, counsel to the Company, dated the Closing Date, covering such matters as Parent and Sub shall reasonably request.

                     (e) FIRPTA. The Company shall have delivered to the Parent and Sub an affidavit, dated as of the Effective Date, pursuant to Sections 897 and 1445 of the Code in substantially the form set forth in Exhibit E hereto, and shall have complied with the notice requirements set forth in Treasury Regulation Section 1.897-2(h)(2).

                     (f) BOGEN AGREEMENT AND SMITH AGREEMENT. The Bogen Agreement and the Smith Agreement shall be in full force and effect as of the Effective Time, and the employment agreements of Steven Bogen and Steven Smith with the Company shall have been terminated in all respects, except as expressly contemplated by the Bogen Agreement and the Smith Agreement, respectively.

                     (g) DISSENTING SHARES. Dissenting Shares shall constitute not more than five percent (5%) of the issued and outstanding shares of Company Common Stock as of the record date for the Company Stockholder Meeting.

                     (h) FIVE LOG REDUCTION. The Company shall be in compliance with the requirements of the Food Labeling: Warning and Notice Statement; Labeling of Juice Products; Final Rule promulgated by the United States Food and Drug Administration through in-plant validation of five (5) log reduction without use of pasteurization, which compliance will eliminate any requirement for a warning label.

           7.03 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Closing of the following conditions:

                     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Parent and Sub by their respective Chief Executive Officers and Chief Financial Officers to the foregoing effect.

                     (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Parent and Sub shall have each performed in all material respects all obligations required to be performed by them; under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Sub by their respective Chief Executive Officers and Chief Financial Officers to such effect.

                     (c) CONSENTS UNDER AGREEMENTS. The consent, approval, waiver or amendment (with financial covenants) of each person (other than the Governmental Entities referred to in Section 7.01(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Parent or Sub under any material loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, shall have been obtained and shall be reasonably satisfactory to the Company.

                     (d) SEC REGISTRATION; LISTING OF SHARES. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Parent Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws. The Parent Common Stock to be issued in connection with the Merger shall have been included for quotation on the Nasdaq SmallCap Market or any other national securities exchange, or quotation system, if any, upon which the Parent Common Stock is trading or being quoted at the Effective Time.

                     (e) FAIRNESS OPINION. The Company shall have received the written opinion of Ladenburg Thalmann & Company to the effect that, as of the date of such opinion, the Per Share Price is fair to the Company's stockholders from a financial point of view, and such opinion shall not have been amended or rescinded as of the Effective Time.

                     (f) LEGAL OPINION. The Company shall have received the legal opinion of Swidler Berlin Shereff Friedman, LLP, counsel to Parent and Sub, dated the Closing Date, covering such matters as the Company shall reasonably request.

                     (g) INSURANCE. The Company shall have received evidence, reasonably satisfactory to it, that Parent shall have obtained the insurance referred to in Section 6.10(c) hereof or, after giving ten
           (10) days' prior written notice to Parent, shall have obtained the insurance referred to in Section 6.10(c) hereof.

                     (h) PROVISION OF THE EXCHANGE FUND. Parent shall have made available to the Exchange Agent the Exchange Fund described in
           Section 2.01 hereof.


                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

           8.01 TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and Parent:

                     (a) by mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

                     (b) by either Parent or the Company upon written notice to the other party (i) at least thirty (30) days after the date on which any request or application for a regulatory approval required to consummate the Merger shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such requisite regulatory approval, unless within the thirty (30) day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

                     (c) by either Parent or the Company if the Merger shall not have been consummated on or before the later of (i) if the Company has mailed the proxy statement contained in the Registration Statement to its stockholders on or prior to December 31, 1998, the thirtieth (30th) day after the Company has mailed the proxy statement or, if later, five (5) days after the Company Stockholder Meeting and
           (ii) December 31, 1998, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect the covenants and agreements of such party set forth herein;

                     (d) by the Company (provided that the Company shall not be in material breach of any of its obligations under Section 6.03) if any approval of the stockholders of the Company required for the consummation of and Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

                     (e) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, (i) which breach (if susceptible to cure) is not cured within twenty (20) business days following written notice to the party committing such breach, or (ii) which breach, by its nature, cannot be cured;

                     (f) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, (i) which breach (if susceptible to cure) shall not have been cured within twenty (20) business days following receipt by the breaching party of written notice of such breach from the other party hereto, or (ii) which breach, by its nature, cannot be cured;

                     (g) by Parent, if the Board of Directors of the Company does not publicly recommend, as required by Section 6.03 hereof, in the Registration Statement that the Company's stockholders approve and adopt this Agreement or, if after recommending in the

           Registration Statement that stockholders approve and adopt this Agreement, the Board of Directors of the Company shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Parent;

                     (h) by the Company, if the Board of Directors of the Company votes to recommend a Superior Offer rather than pursuing the consummation of the transactions contemplated hereunder or, if after recommending in the Registration Statement that stockholders approve and adopt this Agreement and the Merger, the Board of Directors of the Company shall have withdrawn, modified or amended such recommendation in order to recommend a Superior Offer; provided, however, that the Company shall notify Parent at least two (2) full business days prior to the exercise of its termination rights under this Section 8.01(h); or

                     (i) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) after a reasonable and objective determination that any of the conditions in Section 7.01 or 7.02, in the case of a termination by Parent, or that any of the conditions in Section 7.01 or 7.03, in the case of a termination by the Company, have not been satisfied or cured within the time frames required by such sections or are incapable of being satisfied or cured, as the case may be, by the later of (i) if the Company has mailed the proxy statement contained in the Registration Statement to its stockholders on or prior to December 31, 1998, the thirtieth (30th) day after the Company has mailed the proxy statement or, if later, five (5) days after the Company Stockholder Meeting and (ii) December 31, 1998.

           8.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect except Sections 6.04(b), 6.12(b) and 8.03 shall survive any termination of this Agreement, and there shall be no further obligation on the part of Parent, Sub, the Company, or their respective officers or directors except for the obligations under such provisions. Notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its intentional breach of any provision of this Agreement; provided, however, that no claim for intentional breach shall survive the Closing.

           8.03      EXPENSES; TERMINATION FEE.

                     (a) If the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided that nothing contained herein shall limit Parent's rights under Section 8.03(b) hereof. If the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Parent; provided, however, that Parent shall not be required to pay more than an aggregate of $495,000 for the out-of-pocket expenses of the Company and its advisors, including without limitation legal counsel, investment advisors and accountants (but excluding the out-of pocket expenses of the financial printer with respect to the Registration Statement and the proposed proxy filing already incurred by the Company).

                     (b) In order to induce Parent to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, in the event that (i) the transactions contemplated by this Agreement are not consummated as a result of any failure to satisfy the conditions set forth in Sections 7.01(a) (as to the Company's stockholders), 7.02(b) or 7.02(f) of this Agreement or (ii) the Company terminates this Agreement and, at the time of termination, the Board of Directors of the Company has received a Superior Offer and such Superior Offer is accepted by the Company within twelve (12) months after the termination of this Agreement), the Company shall pay Parent an amount equal to $1,500,000 (inclusive of out-of-pocket expenses) in connection with the transactions contemplated by this Agreement.

                     (c) In order to induce the Company to enter into this Agreement and to reimburse the Company for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, in the event that (i) the transactions contemplated by this Agreement are not consummated as a result of any failure to satisfy the conditions set forth in Sections 7.01(a) (as to the Parent's stockholders) or 7.03(b) of this Agreement or (ii) Parent terminates this Agreement and, at the time of termination, the Board of Directors of Parent has received an offer to be acquired by a third party and Parent accepts such offer within twelve (12) months after the termination of this Agreement), Parent shall pay the Company an amount equal to $750,000 (inclusive of out-of-pocket expenses) in connection with the transactions contemplated by this Agreement.

                     (d) In order to induce the Company to enter into this Agreement, in the event that the transactions contemplated by this Agreement are not consummated for reasons other than as a result of any failure to satisfy the conditions set forth in Sections 7.01(a) (as to the Company's stockholders), 7.02(a), 7.02(b), 7.02(c), 7.02(e), 7.02(f), 7.02(g) or 7.02(h) of this Agreement, Parent hereby covenants and agrees that it will not directly or indirectly acquire an entity which manufactures fresh juices within twelve (12) months after the termination or failure to consummate of this Agreement.

           8.04 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that, after approval by the stockholders of the Company, no amendment shall be made which reduces or changes the amount or form of the consideration to be delivered to the stockholders of the Company without the approval of a majority of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

           8.05 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver shall nor operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               GENERAL PROVISIONS

           9.01 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at such date, time and place as is mutually agreed upon by the Company and Parent, which shall be not more than three (3) business days after the satisfaction of the conditions set forth in Article VII hereof. The date on which such Closing takes place is referred to herein as the "Closing Date."

           9.02 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Notwithstanding any term or provision of this Agreement to the contrary and regardless of any investigation made by any party, none of the representations, warranties, covenants and agreements in this Agreement or otherwise made or delivered pursuant to, or in connection with, this Agreement, the Merger or any related transactions shall survive the Closing Date, except for those covenants and agreements contained or referenced in the Bogen Agreement or the Smith Agreement and in the Confidentiality Agreement.

           9.03 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or telecopied (with confirmation from recipient), three (3) days after mailed by registered or certified mail (return receipt requested) or on the day delivered by an express courier (with confirmation from recipient) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                     (a)       if to Parent or Sub, to:

                                          Saratoga Beverage Group, Inc.
                                          11 Geyser Road
                                          Saratoga Springs, New York  12866
                                          Attention:  Chief Executive Officer
                                          Facsimile No.:  (518) 584-0380

                               with a copy to:

                                          Swidler Berlin Shereff Friedman, LLP
                                          919 Third Avenue
                                          New York, New York 10022-9998
                                          Attention:  Charles I. Weissman, Esq.
                                          Facsimile No.:  (212) 758-9526

                     (b)       if to the Company, to:

                                          The Fresh Juice Company, Inc.
                                          280 Wilson Avenue
                                          Newark, New Jersey  07105
                                          Attention:  Chief Executive Officer
                                          Facsimile No.:  (973) 465-7170
                               with a copy to:

                                          Bourne, Noll & Kenyon
                                          382 Springfield Avenue
                                          P.O. Box 690
                                          Summit, New Jersey  07902-0690
                                          Attention:  John F. Kuntz, Esq.
                                          Facsimile No.:  (908) 277-6808

           9.04 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to be October 13, 1998.

           9.05 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

           9.06 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein), the Voting Agreement, the Bogen Agreement, the Smith Agreement, the Confidentiality Agreement and the Option Agreement by and between Parent and Steven Smith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

           9.07 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable to conflicts of law.

           9.08 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Sections 5.03, 6.04(b), or 8.03 of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Sections 5.03, 6.04(b) or 8.03 of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any court located in the State of New York (if such injunction or enforcement action is instituted by the Company) or the State of New Jersey (if such injunction or enforcement action is instituted by Parent), this being in addition to any other remedy to which they are entitled at law or in equity. In the event Parent institutes an action to enforce the provisions of 8.03(b) of this Agreement, the prevailing party in such action shall be entitled to all documented, out of pocket costs and expenses, without limitation.

           9.09 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is deemed to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

           9.10 PUBLICITY. Except as otherwise required by law or the rules of the National Association of Securities Dealers, so long as this Agreement is in effect, none of Parent, Sub or the Company shall, or shall permit any of their Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall nor be unreasonably withheld.

           9.11 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

           IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                        SARATOGA BEVERAGE GROUP, INC.


                                        By /s/ Robin Prever
                                             Title:  President and
                                                     Chief Executive Officer


                                        ROWALE CORP.


                                        By /s/ Robin Prever
                                             Title:  President


                                        THE FRESH JUICE COMPANY, INC.


                                        By /s/ Steven M. Bogen
                                             Title:  Chief Executive Officer

                                                                     EXHIBIT A-1

                              COMPANY STOCKHOLDERS

                     Steven Bogen
                     Steven Smith
                     Jeffrey Smith
                     Jeffrey Heavirland

                                                                     EXHIBIT A-2

                               PARENT STOCKHOLDERS

                                  Robin Prever
                                Anthony Malatino
                               Warren Lichtenstein

                                                                       EXHIBIT B

                 RESTATED VOTING, STANDSTILL AND PROXY AGREEMENT


                     This Restated Voting, Standstill and Proxy Agreement (the "Agreement") is made and entered into as of October 13, 1998 by and among THE FRESH JUICE COMPANY, INC., a Delaware corporation (the "Company"), the stockholders of the Company whose names and addresses are set forth on the signature pages hereto (the "Company Stockholders"), SARATOGA BEVERAGE GROUP, INC., a Delaware corporation ("Saratoga"), and the stockholders of Saratoga whose names and addresses are set forth on the signature pages hereto (the "Saratoga Stockholders").

                     WHEREAS, the Company, the Company Stockholders and Saratoga previously entered into a voting, standstill and proxy agreement, dated as of August 14, 1998 (the "First Agreement"); and

                     WHEREAS, the parties hereto have determined to amend the terms of the First Agreement; and

                     WHEREAS, the Company, Saratoga and Rowale Corp., a wholly-owned subsidiary of Saratoga ("Sub"), entered into, as of the date hereof, a Restated Agreement and Plan of Merger (the "Merger Agreement"; terms used herein and not otherwise defined are used herein as defined in the Merger Agreement), pursuant to which Sub will merge with and into the Company (the "Merger") and each share of common stock, $.01 par value per share, of the Company ("Company Common Stock") would be converted into the right to receive cash and shares of Class A common stock, $.01 par value per share, of Saratoga ("Class A Common Stock"); and

                     WHEREAS, each of the Company Stockholders owns the number of shares of Company Common Stock set forth opposite his name on Schedule A annexed hereto (collectively, the "Company Securities" and, with respect to the Company Securities owned by a specific Company Stockholder, the "Company Stockholder's Securities"); and

                     WHEREAS, each of the Saratoga Stockholders owns the number of shares of Class A Common Stock and shares of Class B common stock, $.01 par value per share, of Saratoga ("Class B Common Stock") set forth opposite his or her name on Schedule B annexed hereto (collectively, the "Saratoga Securities" and, with respect to the Saratoga Securities owned by a specific Saratoga Stockholder, the "Saratoga Stockholder's Securities"); and

                     WHEREAS, execution and delivery of this Agreement by the Company Stockholders and by the Saratoga Stockholders is a condition to the execution and delivery of the Merger Agreement by Saratoga and Sub, and by the Company, respectively.

                     NOW, THEREFORE, in order to induce Saratoga, Sub and the Company to enter into the Merger Agreement and in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                     1. Term. This Agreement (except for Section 3(e) hereof) shall expire on the earlier of (i) the Effective Date (as defined in the Merger Agreement) or (ii) the termination of the Merger Agreement by any party thereto pursuant to the terms thereof.

                     2. Covenants of the Saratoga Stockholders.

                               (a) Each Saratoga Stockholder agrees to vote all of his or her Saratoga Securities for the approval of the issuance of shares of Class A Common Stock in the Merger.

                               (b) Except in accordance with the provisions of this Agreement or as expressly set forth in the Merger Agreement, each Saratoga Stockholder agrees, until the termination of this Agreement, not to:

                                         (i) sell, transfer, pledge, assign or
                     otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any Saratoga Securities; or

                                         (ii) deposit any Saratoga Securities
                     into a voting trust, enter into a voting agreement or otherwise grant any voting rights to any other person or entity with respect to any such securities.

                               (c) Until such time as this Agreement is terminated, each Saratoga Stockholder agrees to take any actions as reasonably requested by the Company or Saratoga, within his or her power, as are necessary or appropriate to enable Saratoga and Sub to satisfy the conditions precedent set forth in the Merger Agreement to the Company's obligations to consummate the Merger, and to use her reasonable efforts to cause Saratoga and Sub to satisfy such conditions precedent; provided, however, that such Saratoga Stockholder shall not be required to pay any moneys or incur any liability in connection with the foregoing.

                     3.        Covenants of the Company Stockholders.

                               (a) Each Company Stockholder agrees to vote all of his currently owned shares of Company Common Stock for the approval of the Merger, the Merger Agreement (in the form executed as of the date hereof, with such changes thereto as the parties to the Merger Agreement may agree prior to such changes), and the transactions contemplated therein.

                               (b) Each Company Stockholder, in his capacity as such, further agrees to convert, at the Closing, all in-the-money options and warrants to purchase shares of Company Common Stock into the cash and shares of Class A Common Stock in accordance with
           Section 1.05(d) of the Merger Agreement.

                               (c) Except in accordance with the provisions of this Agreement or as expressly set forth in the Merger Agreement, each Company Stockholder agrees, until the termination of this Agreement, not to:

                                      (i) sell, transfer, pledge, assign or
                     otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any Company Securities; or

                                      (ii) deposit any Company Securities into a
                     voting trust, enter into a voting agreement or otherwise grant any voting rights to any other person or entity with respect to any Company Securities.

                               (d) Until such time as this Agreement is terminated, each Company Stockholder agrees to take any actions as reasonably requested by the Company or Saratoga, within his power as are necessary or appropriate to enable the Company to satisfy the conditions precedent set forth in the Merger Agreement to Saratoga's obligations to consummate the Merger, and to use his best efforts to cause the Company to satisfy such conditions precedent; provided, however, that such Company Stockholder shall not be required to pay any moneys or incur any liability in connection with the foregoing.

                               (e) In addition, for a period commencing on the date of this Agreement and ending on the earlier to occur of (i) the third anniversary of the Effective Date or (ii) the termination of the Merger Agreement by any party thereto pursuant to the terms thereof, each Company Stockholder hereby agrees that, without the prior written consent of Saratoga, he will not, directly or indirectly, through one or more intermediaries or otherwise, participate in any transaction in which one or more parties have done or seek to do any of the following: (i) purchase or acquire, or agree to purchase or acquire, any shares of capital stock or other securities of Saratoga; (ii) solicit, or encourage any other person to solicit, proxies or consents of stockholders of Saratoga, or become a "participant" or otherwise engage in any "solicitation" (as such terms are defined under Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), with respect to any matter in opposition to the recommendation of a majority of the members of the Board of Directors of Saratoga then in office;
           (iii) acquire or affect, or seek to acquire or affect, control of Saratoga, or influence or seek to influence the management of Saratoga, or directly or indirectly participate in or encourage the formation of any group seeking to influence management or to displace or modify the composition of the Board of Directors of Saratoga; (iv) join a partnership, limited partnership, syndicate or other group within the meaning of Section 13(d) of the Exchange Act for the purpose of acquiring, holding or disposing of any shares of capital stock or other securities of Saratoga; (v) initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to Saratoga, as described in Rule 14a-8 under the Exchange Act, irrespective of whether Rule 14a-8 under the Exchange Act is applicable; or (vi) seek to modify the terms of this paragraph.

                     4. Representations and Warranties of the Saratoga Stockholders. Each Saratoga Stockholder represents and warrants to the Company as follows:

                               (a) the Saratoga Stockholder owns such Saratoga Securities of record or beneficially free and clear of any lien, security interest, encumbrance or other adverse claim;

                               (b) such Saratoga Stockholder's Securities set forth on Schedule B hereto are the only securities of Saratoga owned of record or beneficially by such Saratoga Stockholder or in which such Saratoga Stockholder has any interest; and

                               (c) such Saratoga Stockholder has the right, power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder; such execution, delivery and performance will not violate any applicable law, rule or regulation or any outstanding agreement or instrument to which such Saratoga Stockholder is a party; and this Agreement constitutes a legal, valid and binding agreement on the part of such Saratoga Stockholder enforceable against such Saratoga Stockholder in accordance with its terms.

                     5. Representations and Warranties of Saratoga. Saratoga represents and warrants to the Company that the execution and delivery of this Agreement by Saratoga and the performance by it of its obligations hereunder have been duly authorized by all necessary corporate action, do not violate the terms of its Certificate of Incorporation, its By-Laws, any law, rule or regulation or any outstanding agreement or instrument to which it is a party or is bound or subject to, and this Agreement constitutes a legal, valid and binding agreement on its part.

                     6. Representations and Warranties of the Company Stockholders. Each Company Stockholder represents and warrants to Saratoga as follows:

                               (a) such Company Stockholder owns such Company Stockholder's Securities of record or beneficially free and clear of any lien, security interest, encumbrance or other adverse claim;

                               (b) such Company Stockholder's Securities set forth on Schedule A hereto are the only securities of the Company owned of record or beneficially by such Company Stockholder or in which such Company Stockholder has any interest, and, except as set forth on Schedule A, such Company Stockholder has no right to acquire any other securities of the Company; and

                               (c) such Company Stockholder has the right, power and authority to execute and deliver this Agreement and to perform his obligations hereunder; such execution, delivery and performance will not violate any applicable law, rule or regulation or any outstanding agreement or instrument to which such Company Stockholder is a party; and this Agreement constitutes a legal, valid and binding agreement on the part of such Company Stockholder enforceable against such Company Stockholder in accordance with its terms.

                     7. Representations and Warranties of the Company. The Company represents and warrants to Saratoga that the execution and delivery of this Agreement by the Company and the performance by it of its obligations hereunder have been duly authorized by all necessary corporate action, do not violate the terms of its Articles of Incorporation, its By-Laws, any law, rule or regulation or any outstanding agreement or instrument to which it is a party or is bound or subject to, and this Agreement constitutes a legal, valid and binding agreement on its part.

                     8.        Saratoga Proxy.

                               (a) Each Saratoga Stockholder hereby irrevocably makes, constitutes and appoints the Company to act as such Saratoga Stockholder's true and lawful proxy and attorney-in-fact in the name and on behalf of such Saratoga Stockholder, with full power to appoint a substitute or substitutes to vote all of his or her Saratoga Securities for the approval of the issuance of the shares of Class A Common Stock as set forth in Section 2(a) hereof (subject to
           Section 18 hereof). By giving this proxy, each such Saratoga Stockholder hereby revokes any other proxy granted by such Saratoga Stockholder to vote any of such Saratoga Stockholder's Securities with respect to such matters. This proxy, and the power of attorney and all authority contained herein, shall become effective as to any Saratoga Stockholder only upon the failure of such Saratoga Stockholder to vote or consent with respect to his or her shares in accordance with Section 2(a) hereof, following notice to such Saratoga Stockholder to that effect.

                               (b) All power and authority hereby conferred is coupled with an interest and is irrevocable, shall not be terminated by any act of such Saratoga Stockholder or by operation of law, by lack of appropriate power or authority, or by the occurrence of any other event or events and shall be binding upon all beneficiaries, heirs at law, legatees, distributees, successors, assigns and legal representatives of such Saratoga Stockholder. If after the execution of this Agreement any Saratoga Stockholder shall cease to have appropriate power or authority, or if any other such event or events shall occur, the

           Company is nevertheless authorized and directed to vote the Saratoga Securities in accordance with the terms of this Agreement as if such lack of appropriate power or authority or other event or events had not occurred and regardless of notice thereof.

                               (c) Each Saratoga Stockholder agrees to use all good faith efforts to cause any record owner of Saratoga Securities of which such Saratoga Stockholder is the beneficial owner to grant to the Company a proxy of the same effect as that contained herein. Subject to the proviso set forth in Section 2(c) hereof, each Saratoga Stockholder shall perform such further acts and execute such further documents as may be required to vest in the Company the power to vote the Saratoga Stockholder's Securities during the term of the proxy granted herein.

                     9.        Company Proxy.

                               (a) Each Company Stockholder hereby irrevocably makes, constitutes and appoints Saratoga to act as such Company Stockholder's true and lawful proxy and attorney-in-fact in the name and on behalf of such Company Stockholder to vote all of his, her or its shares of Company Common Stock for the approval of the Merger, the Merger Agreement and the transactions contemplated therein as set forth in Section 3(a) hereof (subject to Section 18 hereof). By giving this proxy, each such holder of Company Common Stock hereby revokes any other proxy granted by such Company Stockholder to vote any of such Company Stockholder's Securities with respect to such matters. This proxy, and the power of attorney and all authority contained herein, shall become effective as to any Company Stockholder only upon the failure of such Company Stockholder to vote or consent with respect to his shares in accordance with Section 3(a) hereof, following notice to such Company Stockholder to that effect.

                               (b) All power and authority hereby conferred is coupled with an interest and is irrevocable, shall not be terminated by any act of such Company Stockholder or by operation of law, by lack of appropriate power or authority, or by the occurrence of any other event or events and shall be binding upon all beneficiaries, heirs at law, legatees, distributees, successors, assigns and legal representatives of such Company Stockholder. If after the execution of this Agreement any Company Stockholder shall cease to have appropriate power or authority, or if any other such event or events shall occur, Saratoga is nevertheless authorized and directed to vote the Company Securities in accordance with the terms of this Agreement as if such lack of appropriate power or authority or other event or events had not occurred and regardless of notice thereof.

                               (c) Each Company Stockholder agrees to use all good faith efforts to cause any record owner of Company Securities of which such Company Stockholder is the beneficial owner to grant to Saratoga a proxy of the same effect as that contained herein. Subject to the proviso set forth in Section 3(d) hereof, each Company Stockholder shall perform such further acts and execute such further documents as may be required to vest in Saratoga the power to vote the Company Stockholder's Securities during the term of the proxy granted herein.

                     10. Further Assurances. Subject to the provisos set forth in Sections 2(d) and 3(d) hereof, each party hereto shall perform such further acts and execute such further documents as may reasonably be required to carry out the provisions of this Agreement.

                     11. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto.

                     12. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                     13. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given when delivered in person or by telecopier, cable, telex or telegram or three (3) days after mailed by certified mail, postage prepaid, addressed as follows:

                     To the Company or to the Company Stockholders:

                               The Fresh Juice Company, Inc.
                               280 Wilson Avenue
                               Newark, New Jersey  07105
                               Attention: Chief Executive Officer
                               Facsimile No.: (973) 465-7170

           with a copy to:

                               Bourne, Noll & Kenyon
                               382 Springfield Avenue
                               P.O. Box 690
                               Summit, New Jersey  07902-0690
                               Attention: John F. Kuntz, Esq.
                               Facsimile No.: (908) 277-6808

                     To Saratoga or to the Saratoga Stockholders:

                               Saratoga Beverage Group, Inc.
                               11 Geyser Road
                               Saratoga Springs, New York  12866
                               Attention: Chief Executive Officer
                               Facsimile No.:  (518) 584-0380

                     with a copy to:

                               Swidler Berlin Shereff Friedman, LLP
                               919 Third Avenue
                               New York, New York 10022-9998
                               Attention: Charles I.  Weissman, Esq.
                               Facsimile No.: (212) 758-9526

                     14. Effect of Invalidity. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

                     15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                     16. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Delaware without giving effect to the conflicts of laws principles thereof.

                     17. Binding Effect: Benefits. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the parties hereto and their respective heirs, legal representatives and successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                     18. Merger Agreement Amendments. No amendment to the Merger Agreement after the date hereof shall alter or affect the rights granted to the Company and Saratoga hereunder.


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
                     19. Supersession. This Agreement supersedes and replaces the First Agreement with respect to the subject matter hereof.

           IN WITNESS WHEREOF, the Company, the Company Stockholders, Saratoga and the Saratoga Stockholders have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized, as the case may be, as of the date first above written.

                                        THE FRESH JUICE COMPANY, INC.


                                        /s/ Steven M. Bogen
                                        Name:   Steven M. Bogen
                                        Title:  Chief Executive Officer


                                        SARATOGA BEVERAGE GROUP, INC.

                                        /s/ Robin Prever
                                        Name:   Robin Prever
                                        Title:  President and Chief Executive
                                                Officer




                                        /s/ Steven Bogen
                                        /s/ Steven Smith
                                        /s/ Jeffrey Smith
                                        /s/ Jeffrey Heavirland
                                        /s/ Robin Prever
                                        /s/ Anthony Malatino
                                        /s/ Warren Lichtenstein

                                        Stockholders

                                                                      SCHEDULE A

                                                        NUMBER OF SHARES OF
                         NAME                          COMPANY CAPITAL STOCK
                         ----                          ---------------------
Steven Smith                                                  1,361,248
Steven Bogen                                                  1,232,708
Jeffrey Heavirland                                             77,667*
Jeffrey Smith                                                 17,266**

                                                                      2,688,889 shares

6,467,731 total shares

                                                                41.6%

All above based on 10-KSB for 11-30-97 and review of subsequent Form 4s and 5s.

*          237,857 options and warrants backed out of 10-KSB 11-30-97 numbers
**         50,000 options out of 10-KSB 11/30/97 numbers

                                   SCHEDULE B

     NAME                                    NUMBER OF SARATOGA SECURITIES
     ----                                    -----------------------------
Robin Prever                             20,345 shares of Class A Common Stock
                                        167,960 shares of Class B Common Stock
Anthony Malatino                         51,000 shares of Class A Common Stock
                                        345,995 shares of Class B Common Stock
Warren Lichtenstein                     300,000 shares of Class A Common Stock

                                                                       EXHIBIT C

                                                                October 13, 1998


Steven M. Bogen
81 Dahlia Street
Staten Island, NY 10312

                     Re:       Amendment of Employment Agreement

Dear Steve:

                     Pursuant to the proposed transaction (the "Transaction") between The Fresh Juice Company, Inc. ("Fresh Juice") and Saratoga Beverage Group, Inc. ("Saratoga"), wherein a newly formed, wholly owned subsidiary of Saratoga will merge (the "Merger") with and into Fresh Juice, it will be a condition to the consummation of the Transaction that you and Fresh Juice amend, and you hereby to amend, the Employment Agreement between Fresh Juice and you, dated as of March 31, 1996 (the "Employment Agreement"), as follows:

                     1. Effective as of and subject to the date of consummation of the Merger (the "Closing Date") you hereby agree to resign from all positions held by you as an officer, director and employee of Fresh Juice and each of its subsidiaries.

                     2. Effective as of and subject to the Closing Date, you hereby waive all amounts (including payments and benefits) due to you under Sections 6, 14, 15 and 16 of the Employment Agreement, except for (i) the payment of the sum of $500,000 in cash on the Closing Date, (ii) the issuance of 149,254 shares of Class A common stock, par value $.01 per share, of Saratoga on the Closing Date, (iii) the provision at no cost to you of the automobile currently utilized by you for a period of two years (with insurance and maintenance) following the Closing Date, and (iv) the provision at no cost to you of health or other group insurance pursuant to plans which are in effect or which are instituted after the date hereof for executive officers or employees generally of Fresh Juice for a period of two years following the Closing Date. The shares of Class A common stock will be registered at closing.

                     3. Effective as of and subject to the Closing Date, you hereby agree (i) to extend the term of Section 24.2 of the Employment Agreement from one year to two years following the Closing Date and (ii) to delete the word "citrus" before the phrase "juice beverage industry" from Section 24.2(i) and Section 24.2(ii).

                     4. Upon your receipt of the cash and stock referenced in clauses (i) and (ii) of paragraph 2 above, you hereby agree to terminate the Employment Agreement in all respects other than Section 24 of the Employment Agreement which section, as amended by this letter agreement, shall survive the termination of the Employment Agreement.

                     5. Effective as of and subject to the Closing Date, you hereby agree to become a full-time consultant to Saratoga and Fresh Juice during the one year period following the Closing Date in exchange for the sum of $300,000, payable monthly in arrears over said one year period. Full time is defined for purposes of this letter as not more than 1,000 hours in total. You shall perform such consulting services, if any, as shall be reasonably requested by the President/Chief Executive Officer of Saratoga or the Board of Directors of Saratoga. The above consulting fees shall be due and payable on an unconditional basis, regardless whether

Saratoga determines to make use of the full 1,000 hours of time available, except that this consulting relationship may be terminated for cause (defined as (i) conviction of a felony or crime involving moral turpitude, or (ii) wilful malfeasance or willful refusal to perform consulting services reasonably requested, or (iii) death or disability, which would prevent you from being a full-time consultant). In the event of a termination of the consulting relationship by Saratoga other than for cause, Saratoga shall remain obligated to pay the full balance due and owing on the $300,000 consulting fee at the time of termination. You shall not be required to perform consulting services outside of the Newark facility or at your home on Staten Island, except that you agree that reasonable out-of-state travel may be required (consistent with your past two years' employment). Any business travel shall include reimbursement for travel and lodging (consistent with your past two years' employment). This consulting agreement and the mutual agreement of the parties with respect thereto constitutes a distinct and separate agreement, separate and apart from the other provisions of this letter or the agreements embodied herein. For example, the payments due and owing under the separate provisions of paragraphs 2, 4 and 6 shall not be affected by any failure to perform under this consulting agreement (as embodied in this paragraph 5).

                     6. Effective as of and subject to the Closing Date, Fresh Juice hereby agrees to pay $15,000 toward your legal fees and expenses to Gibbons, Del Deo, Dolan, Griffinger & Vecchione, attention Brian J. McMahon.

                     7. Effective as of and subject to the Closing Date, you will be appointed as a member of the Board of Directors of Saratoga (with all associated compensation payable to non-employee directors) until the 1999 Annual Meeting of Stockholders of Saratoga.

                     8. This letter agreement supersedes and replaces the letter agreement dated August 12, 1998 among the parties hereto with respect to the subject matter hereof.

                     Kindly indicate your acceptance of the foregoing by signing in the space provided below.

                                                  Very truly yours,

                                                  THE FRESH JUICE COMPANY, INC.


                                                  By:/s/ Jeffrey Heavirland
                                                         Jeffrey Heavirland
                                                         Vice President


Accepted and agreed to as of
October 13, 1998


/s/ Steven M. Bogen
Steven M. Bogen


SARATOGA BEVERAGE GROUP, INC.


By:/s/ Robin Prever
       Robin Prever
       President and Chief Executive Officer

                                                                       EXHIBIT D

                          THE FRESH JUICE COMPANY, INC.
                            35 WALNUT AVENUE, SUITE 4
                             CLARK, NEW JERSEY 07066


                                                                October 13, 1998
Steven Smith
5 Lawson Lane
Great Neck, NY 11021

                     Re:       Amendment of Employment Agreement

Dear Steve:

                     Pursuant to the proposed transaction (the "Transaction") between The Fresh Juice Company, Inc. ("Fresh Juice") and Saratoga Beverage Group, Inc. ("Saratoga"), wherein a newly formed, wholly owned subsidiary of Saratoga will merge (the "Merger") with and into Fresh Juice, it will be a condition to the consummation of the Transaction that you and Fresh Juice amend, and you hereby agree to amend, the Employment Agreement between Fresh Juice and you, dated as of March 31, 1996 (the "Employment Agreement"), as follows:

                     1. Effective as of and subject to the date of the consummation of the Merger (the "Closing Date") you hereby agree to resign from all positions held by you as an officer, director and employee of Fresh Juice and each of its subsidiaries.

                     2. Effective as of and subject to the Closing Date, you hereby waive all amounts (including payments and benefits) due to you under Sections 6, 14, 15 and 16 of the Employment Agreement, except for (i) the payment of the sum of $250,000 in cash referenced in paragraph 3 below on the Closing Date, (ii) the provision at no cost to you of the Cadillac automobile currently utilized by you for a period of one year (with insurance and maintenance) following the Closing Date, and (iii) the provision at no cost to you of health or other group insurance pursuant to plans which are in effect or which are instituted after the date hereof for executive officers or employees generally of Fresh Juice for a period of one year following the Closing Date.

                     3. Effective as of and subject to the Closing Date, in consideration of the payment of the sum of $250,000 in cash, you hereby agree
(i) to extend the term of Section 24.2 (Agreement Not to Compete) from one year to three years and (ii) to delete the word "citrus" before the phrase "juice beverage industry" from Section 24.2(i) and Section 24.2(ii).

                     4. Upon your receipt of the sum of $250,000 in cash referenced in paragraph 3 above and payment of your compensation, expenses and benefits on account of services provided through the Closing Date, you hereby agree to terminate the Employment Agreement in all respects other than Section 24 of the Employment Agreement, which Section, as amended by this letter agreement, shall survive the termination of the Employment Agreement.

                     5. You hereby agree to terminate the Option Agreement, dated as of March 16, 1998, by and between you and Saratoga.

                     6. You hereby acknowledge and agree that those certain options granted by Fresh Juice to you in the amount of (i) 100,000 shares on October 27, 1988 under Fresh Juice's Incentive Stock Option Plan and (ii) 60,000 shares, are all ineffective, null and void.

                     Kindly indicate your acceptance of the foregoing by signing in the space provided below.

                                                  Very truly yours,

                                                  THE FRESH JUICE COMPANY, INC.


                                                  By:/s/ Jeffrey Heavirland
                                                         Jeffrey Heavirland
                                                         Vice President


Accepted and agreed to as of
October 13, 1998


/s/ Steven Smith
Steven Smith


SARATOGA BEVERAGE GROUP, INC.


By:/s/ Robin Prever
       Robin Prever
       President and Chief Executive Officer

                                                                       EXHIBIT E

         STATEMENT THAT STOCK OF THE FRESH JUICE COMPANY, INC. IS NOT A
                           U.S. REAL PROPERTY INTEREST


To:        Saratoga Beverage Group, Inc.


           Please be advised that pursuant to your request, we advise you that as of [EFFECTIVE DATE], ownership interests in The Fresh Juice Company, Inc. were not U.S. real property interests for purposes of Treasury Regulations
Section 1.897-2(g)(1)(ii) and (h)(1)(i).

           The undersigned responsible officer of The Fresh Juice Company, Inc., hereby certifies under penalties of perjury that this Statement is correct to his knowledge and belief, and that he has authority to sign this Statement on behalf of the Corporation.

                                             The Fresh Juice Company, Inc.


                                             By: ______________________________
                                                       Name:
                                                       Title:

                                             Date:_____________________________


Based on:  Reg. Section 1.897-2(g)(1)(ii), (h)(1)(i).


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